Exhibit 10.1

Execution Version

CONTRIBUTION AND PURCHASE AGREEMENT

by and among

MARK PORATH,

MARK PORATH 2024 IRREVOCABLE GIFT TRUST,

LYNN PORATH 2024 IRREVOCABLE GIFT TRUST,

JAKE PORATH 2024 IRREVOCABLE GIFT TRUST,

ALEXANDRA PORATH 2024 IRREVOCABLE GIFT TRUST,

MARK AND LYNN PORATH 2000 TRUST,

HEARTHSTONE, INC.,

FIVE POINT HOLDINGS, LLC

AND

HEARTHSTONE RESIDENTIAL HOLDINGS, LLC

Dated as of June 19, 2025

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT AGREEMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN DULY EXECUTED BY ALL PARTIES. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

TABLE OF CONTENTS

		Page(s)
ARTICLE I DEFINITIONS AND TERMS		1

1.1	Certain Definitions	1

1.2	Other Terms	17

ARTICLE II CONTRIBUTIONS; CLOSING		17

2.1	Time and Place of Closing	17

2.2	Closing Actions	17

2.3	Deliveries at Closing	19

2.4	Final Net Working Capital Adjustment Procedures	21

2.5	Withholding	26

ARTICLE III FUNDAMENTAL REPRESENTATIONS AND WARRANTIES OF THE HS PARTIES		27

3.1	Organization, Good Standing and Qualification	27

3.2	Capital Structure of the HS Parties	28

3.3	Authority; Approval	30

3.4	Non-Contravention	31

3.5	Finders’ Fees	32

3.6	Excluded Assets	32

ARTICLE IV OTHER REPRESENTATIONS AND WARRANTIES OF THE HS PARTIES		32

4.1	Governmental Filings; Consents	32

4.2	Financial Statements	32

4.3	Absence of Certain Changes	33

4.4	No Undisclosed Liabilities	33

4.5	Litigation	34

4.6	Employees and Employee Benefit Plans	34

4.7	Labor Matters	35

4.8	Taxes	36

4.9	Contracts; Assets	37

4.10	Real Property	41

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4.11	Environmental Compliance	41

4.12	Investment Advisers Act	42

4.13	Transferred Assets	43

4.14	Insurance	44

4.15	Intellectual Property	44

4.16	IT Assets	44

4.18	No Other Representations or Warranties	44

ARTICLE V REPRESENTATIONS AND WARRANTIES OF FPH		44

5.1	Organization, Good Standing and Qualification	44

5.2	Authority; Approval	45

5.3	Non-Contravention	45

5.4	Finders’ Fees	45

5.5	Litigation	45

5.6	No Other Representations or Warranties	45

ARTICLE VI COVENANTS		46

6.1	Conduct of Business	46

6.2	Efforts	49

6.3	JV Business; Lot Option Program; Model Sale Leasebacks	50

6.4	Acquisition Proposals	50

6.5	Third-Party Consents	50

6.6	Pre-Closing Access	51

6.7	Publicity	51

6.8	Confidentiality	52

6.9	Post-Closing Obligations to Transferred Employees	52

6.10	Tax Matters	55

6.11	Insurance	56

6.12	Lock-Up Period	56

6.13	Further Assurances	57

ARTICLE VII CONDITIONS TO CLOSING		57

7.1	Conditions to the Obligations of FPH, the HS Parties and New Hearthstone	57

7.2	Conditions to the Obligations of FPH	57

7.3	Conditions to the Obligations of the HS Parties	58

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7.4	Frustration of Closing Conditions	59

ARTICLE VIII TERMINATION		59

8.1	Termination	59

8.2	Effect of Termination	60

8.3	Transaction Expenses	60

ARTICLE IX SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES		60

9.1	Survival.	60

9.2	Indemnification by the HS Parties	61

9.3	Indemnification by FPH	62

9.4	Indemnification Procedures	63

9.5	Losses and Recoveries	66

9.6	Payments	67

9.7	Exclusive Remedies and No Rights Against Nonparties	67

9.8	Specific Performance	68

ARTICLE X MISCELLANEOUS		68

10.1	Amendment; Waiver	68

10.2	Expenses	68

10.3	Counterparts	69

10.4	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial	69

10.5	Notices	70

10.6	Entire Agreement	71

10.7	No Third-Party Beneficiaries	71

10.8	Severability	72

10.9	Interpretation; Construction	72

10.10	Conflicts Waiver; Non-Assertion of Attorney-Client Privilege	74

10.11	Successors and Assigns	74

10.12	Fulfillment of Obligations	74

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	-	List of Porath Trusts

Exhibit B	-	Excluded Assets

Exhibit C	-	List of JV/LOP Entities

Exhibit D	-	List of Key Employees

Exhibit E	-	Form of Limited Liability Company Agreement

Exhibit F	-	Transfer Documents

Form of Contribution Agreement (HS and MP to Newco)

Form of Assignment of Contracts and Intangibles

Form of Assignment of Intellectual Property

Form of Assignment of Lease (Calabasas)

Form of Assignment of Lease (Orange County)

Form of Confirmation of Contribution of Transferred Assets

Exhibit G-1	-	Form of Assignment of Interests (MP Revocable Trust)

Exhibit G-2	-	Form of Assignment of Interests (Legacy HS)

Exhibit H	-	Form of Non-Compete and Non-Solicitation Agreement

Exhibit I	-	Form of Legacy HS Secondment Agreement

Exhibit J	-	Form of Shared Services Agreement

Exhibit K-1	-	Sub-Management Agreement re: KFHC LO P1

Exhibit K-2	-	Sub-Management Agreement re: KFHC LO P2

Exhibit L-1		Bring Down Certificate (HS)

Exhibit L-2		Bring Down Certificate (FPH)

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Exhibit M-1	-	Form of LLC Agreement of Hearthstone Professionals – PI, LLC

Exhibit M-2	-	Form of LLC Agreement of Hearthstone Professionals – CS, LLC

Exhibit M-3	-	Form of LLC Agreement of Hearthstone Professionals XIII LLC

Exhibit N-1	-	Estimated Closing Statement

Exhibit N-2	-	Estimated Receipts Statement

Exhibit O	-	Form of Letter Agreement re: Hearthstone Professionals XIII LLC

SCHEDULES

Schedule 1	JV Business Retained Rights

Schedule 2	Post-Closing Obligations of New Hearthstone

Schedule 3	HS Disclosure Letter

Schedule 4	FPH Disclosure Letter

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Execution Version

CONTRIBUTION AND PURCHASE AGREEMENT

This CONTRIBUTION AND PURCHASE AGREEMENT (as it may be amended or supplemented from time to time in accordance with its terms, this “Agreement”), is entered into as of June 19, 2025 (the “Execution Date”), by and among Mark Porath (“Principal”), the trusts identified on Exhibit A attached hereto (the “Porath Trusts”, and, together with Principal, collectively, the “Porath Parties”), Hearthstone, Inc., a California corporation (“Legacy HS”), Five Point Holdings, LLC, a Delaware limited liability company (“FPH”), and Hearthstone Residential Holdings, LLC, a Delaware limited liability company (“New Hearthstone”). Each of the foregoing persons and entities is sometimes referred to herein as a “Party” and they are collectively referred to as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Porath Parties and FPH desire to make certain contributions to New Hearthstone and to implement certain other transactions relating thereto, all as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accountant” has the meaning set forth in Section 2.4(e).

“Accounting Principles” means the accounting methods and related policies, practices and procedures determined to be appropriate, used by and relied on by Legacy HS in the Ordinary Course of Business in the preparation of its financial reports and Tax filings, in each case consistently applied.

“Accounts Receivable” means, as of the Closing Date, all trade accounts and notes receivable and other miscellaneous receivables related to the Transferred Business.

“Action” means any demand, action, claim, suit, countersuit, arbitration, hearing, inquiry, subpoena, discovery request, proceeding, litigation, audit (solely to the extent performed by a Governmental Entity) or investigation by any Person or any Governmental Entity or before any Governmental Entity or any arbitration or mediation tribunal.

“Additional FPH Co-Investment Class A Units” means a number of Class A Units equal to the result of (i) the Co-Investment Adjustment, divided by (ii) $1,000 per Class A Unit. For example, if the Co-Investment Adjustment is $1,200,000, the Additional FPH Co-Investment Class A Units shall equal 1,200 Class A Units.

“Additional HS Co-Investment Class A Units” means a number of Class A Units equal to the result of (i) the product of (A) the result of (x) the Co-Investment Adjustment, divided by (y) 0.75, multiplied by (B) 0.25, divided by (ii) $1,000 per Class A Unit. For example, if the Co-Investment Adjustment is $1,200,000, the Additional HS Co-Investment Class A Units shall equal 400 Class A Units (based on (x) $1,200,000 / (y) 0.75 = $1,600,000; (A) $1,600,000 x (B) 0.25 = $400,000; (i) $400,000 / (ii) $1,000 per Class A Unit = 400 Class A Units.

“Adjusted Agreed Value” means (i) the Agreed Value, plus (ii) the sum of the deposits being held by the landlord with respect to the Calabasas Lease and Orange County Lease (which sum, as of the Execution Date, is $35,253.90).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person as of the date which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Contract” has the meaning set forth in Section 4.9(b).

“Agreed Value” means $75,000,000, which is the net equity value the Parties have assigned to the Transferred Business as of the Settlement Date.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Methodology” means the methodology set forth on Schedule 1.1 of the FPH Disclosure Letter.

“Allocation Schedule” has the meaning set forth in Section 6.10(d).

“Approved Budget” means the budget included in Section 1.1(a) of the HS Disclosure Letter, which identifies, by line item, the various classes of expenditures and other disbursements anticipated to be incurred and/or paid by Legacy HS in the Ordinary Course of Business during the Settlement Period.

“Approved Expenditures” means (i) disbursements by Legacy HS during the Settlement Period if and to the extent the same are provided for in, and paid on a schedule consistent with, the amounts and timing shown in the Approved Budget, and (ii) tax distributions by Legacy HS with respect to the Settlement Period equal to fifty percent (50%) of taxable income of Legacy HS with respect to such period.

“Basket Amount” has the meaning set forth in Section 9.2(b).

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by any of the HS Parties, New Hearthstone or any Professional Entity. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, non-compete and/or non-solicit, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Benefits Effective Time” has the meaning set forth in Section 6.9(d).

“Books and Records” means all books, ledgers, files, reports, plans, records, internal handbooks, procedure manuals and checklists, facility and equipment lay-out diagrams, equipment usage guidelines, employee training manuals and educational materials and other similar recordkeeping materials (in any form or medium).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in California are authorized or obligated by Law to close.

“Business Financial Statements” has the meaning set forth in Section 4.2(a).

“Business Insurance Policies” has the meaning set forth in Section 4.14.

“Calabasas Lease” means that certain Calabasas Park Centre Office Lease, dated March 11, 2020, by and between RREF II Calabasas Park Center LLC, a Delaware limited liability company and Legacy HS.

“Change of Control Obligations” means any change of control bonus, transaction bonus, success fee, single-trigger severance, or fee or other compensatory arrangement or cost (including any consent fee and reimbursement of any transaction costs) that any of the HS Parties or New Hearthstone or any Professional Entity may owe to any employee, officer, director, manager, individual consultant, service provider or partner/investor of the Transferred Business that is or becomes due or owing by the HS Parties or New Hearthstone or any Professional Entity as a result of the consummation of any of the Transactions, together with the employer portion of any Taxes associated therewith calculated as if all such amounts are paid at the consummation of such applicable Transaction.

“Chosen Courts” has the meaning set forth in Section 10.4(b).

“Claim Notice” has the meaning set forth in Section 9.4(a).

“Claims” shall mean all Liabilities, obligations, damages, Losses, penalties, assessments, payments, fines, Actions, judgments, settlements, costs, expenses and disbursements (of any kind whatsoever, including reasonable, actually incurred legal fees and expenses).

“Class A Units” means units of limited liability company interests in New Hearthstone having the rights and privileges of Class A Units as set forth in the LLC Agreement.

“Class B Units” means units of limited liability company interests in New Hearthstone having the rights and privileges of Class B Units as set forth in the LLC Agreement “Closing” has the meaning set forth in Section 2.1.

“Closing Class B Units” means a number of Class B Units equal to (i) if the Co-Investment Amount equal to the Target Co-Investment Amount, an amount equal to the Co-Investment Amount divided by $1,000 per Class B Unit, or (ii) if the Co-Investment Amount is greater than the Target Co-Investment Amount, an amount equal to the difference between (A) 12,500 Class B Units, less a number of Class B Units equal to the number of Class A Units making up the Additional HS Co-Investment Class A Units. For example, (A) if the Co-Investment Amount equals $12,500,000, the Closing Class B Units will be 12,500 Class B Units, and (B) if the Co-Investment Amount equals $13,700,000, the Closing Class B Units will be 12,100 Class B Units (representing 12,500 Class B Units less 400 Class B Units, and assuming there are 400 Additional HS Co-Investment Class A Units).

“Closing Date” has the meaning set forth in Section 2.1.

“Co-Investment Adjustment” means an amount, which may not be less than zero, equal to the result of the difference between (i) the Co-Investment Amount less (b) the Target Co-Investment Amount.

“Co-Investment Amount” shall mean the amount of co-invested capital included in the Transferred Assets calculated in a manner consistent with Legacy HS practices.

“Code” means the Internal Revenue Code of 1986.

“Confidential Information” means any information relating to FPH or the Transferred Business; provided, however, that “Confidential Information” will not include any information that (i) is or becomes available to the HS Parties on a non-confidential basis from a third party; provided, that such other source is not known by the HS Parties, after reasonable inquiry, to be bound by a confidentiality obligation to FPH or its Affiliates or is otherwise prohibited from disclosing such information to the HS Parties, (ii) is or becomes generally available to the public (other than as a result of an action by the HS Parties or its Affiliates in breach of any of its confidentiality obligations under the Confidentiality Agreement or this Agreement) or (iii) is independently developed by the HS Parties without use of any Confidential Information.

“Confidentiality Agreement” means the non-disclosure agreement between Legacy HS and Five Point Operating Company, LP (“FPOC”), dated February 6, 2025, as amended pursuant to that certain First Amendment to the Confidentiality Agreement, dated March 10, 2025, between Legacy HS and FPOC, and as further amended by pursuant to that certain Second Amendment to the Confidentiality Agreement, dated April 28, 2025, between Legacy HS and FPOC.

“Contract” means any agreement, contract, lease, sublease, note, bond, loan, mortgage, commitment, license, purchase order, sales order, credit agreement, debenture, indenture, guaranty or other agreement, whether written or oral.

“Control” (including the correlative meanings of the terms “controlled by” and “under common control with”) has the meaning set forth in the definition of “Affiliate.”

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Disputed Items” has the meaning set forth in Section 2.4(e).

“Employee Census” has the meaning set forth in Section 4.7(a).

“Employment Terms” has the meaning set forth in Section 6.9(b).

“Encumbrance” means any mortgage, pledge, lien, charge, security interest, Claim or other encumbrance.

“Environmental Laws” means all Laws relating to pollution or protection of environment (including air, surface water, ground water, soil, sediment, land surface or subsurface strata) or worker or public health and safety (to the extent related to exposure to Hazardous Materials) and any applicable Orders under such Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each Person that together with New Hearthstone would be deemed to be a “single employer” with the HS Parties for purposes of Section 4001(b)(1) of ERISA within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Plans” has the meaning set forth in the definition of “Benefit Plan”.

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Receipts Statement” has the meaning set forth in Section 2.4(a).

“Excluded Assets” means the assets outlined on Exhibit B.

“Execution Date” has the meaning set forth in the Preamble.

“Final Allocation Schedule” has the meaning set forth in Section 6.10(d).

“Final Closing Statement” means the Proposed Final Closing Statement that is deemed final in accordance with Section 2.4(d) or the Proposed Final Closing Statement resulting from the determinations made by the Accountant in accordance with Section 2.4(g), as applicable.

“Final Determination” has the meaning set forth in Section 9.6(a).

“Final Receipts Statement” means the receipts statement that is deemed final in accordance with Section 2.4(d) or the receipts statement resulting from the determination made by the Accountant in accordance with Section 2.4(g), as applicable.

“Fixtures and Equipment” means all furniture, fixtures, furnishings, vehicles, equipment, computers and computer hardware (including any external storage devices and storage media), smartphones, machinery, leasehold improvements, tools and other tangible personal property (other than Inventory) related to the Transferred Business and owned by Legacy HS, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.

“FPC Management” means Five Point Communities Management, Inc. or another Affiliate of FPH (excluding New Hearthstone and its Subsidiaries) designated by FPH to be the employer of the personnel who will conduct New Hearthstone’s business following Closing.

“FPH” has the meaning set forth in the Preamble.

“FPH Counsel” has the meaning set forth in Section 10.10(a).

“FPH Disclosure Letter” has the meaning set forth in ARTICLE V.

“FPH Indemnified Parties” has the meaning set forth in Section 9.2(a).

“FPH Member” has the meaning set forth in Section 2.2(b).

“FPH Share” means a Class A common share of equity interest in FPH and includes, if applicable, any other security issued in respect of a Class A common share, whether as the result of a share split or consolidation or other reorganization of FPH, a merger, a distribution of equity or otherwise.

“Fraud” means a Person’s actual and intentional common law fraud (as opposed to constructive fraud) under Delaware Law in the making of any representation, warranty or covenant expressly set forth in this Agreement or any Transaction Document.

“Fundamental Representations” means, in the case of the HS Parties, the representations and warranties set forth in ARTICLE III, and, in the case of FPH, the representations and warranties set forth in ARTICLE V.

“Funds Flow Memorandum” means a memorandum setting forth (a) all amounts payable by Legacy HS to New Hearthstone and to third parties immediately before Closing, (b) all amounts payable by FPH to New Hearthstone or Legacy HS in connection with the Closing, (c) all amounts payable by New Hearthstone to Legacy HS or Principal in connection with the Closing and (d) contact and account information for the payor, payee and paying institution with respect to each such payment.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any U.S. federal, state or local government or governmental entity or any foreign, international or multinational government or governmental entity or any political or other subdivision, department, commission, board, bureau, official or branch thereof or any regulatory, administrative or other agency or any court or tribunal or judicial or arbitral body of any of the foregoing or any stock exchange or similar self-regulatory organization.

“Hazardous Materials” means those hazardous or toxic substances, materials or wastes, pollutants or contaminants which are regulated by or form the basis of liability under any Environmental Laws, including gasoline or any other petroleum product or byproduct or fractions thereof, asbestos, polychlorinated biphenyls, perfluorinated compounds, or urea formaldehyde.

“Hire Date” has the meaning set forth in Section 6.9(b).

“Hot Assets” has the meaning set forth in Section 6.10(d).

“HP XIII” means Hearthstone Professionals XIII, L.P.

“HS Counsel” has the meaning set forth in Section 10.10(a).

“HS Disclosure Letter” has the meaning set forth in ARTICLE III.

“HS Formation Class A Units” has the meaning set forth in Section 2.2(a).

“HS Formation Class B Units” has the meaning set forth in Section 2.2(a).

“HS Indemnified Parties” has the meaning set forth in Section 9.3(a).

“HS Parties” means, collectively, Legacy HS and the Porath Parties.

“HS Percentage Sold” means a percentage equal to the result of (i) Legacy HS Units Sold, divided by (ii) 56,250.

“HS Purchase Price” means an amount equal to the product of (x) the HS Percentage Sold, (y) 0.75, and (z) the Adjusted Agreed Value, payable in U.S. Dollars, provided, however, that at its election FPH Member will have the right to satisfy up to $3,000,000 of the HS Purchase Price by delivering FPH Shares, based upon an agreed value of $5.5492 per FPH Share, rounded to four decimal places.

“Inactive Employee” means each Legacy HS Employee who is not actively at work and is on a leave of absence on account of short- or long-term disability, workers’ compensation leave, military leave, pregnancy or maternity leave, paternity leave, parental leave, or any other statutory leave (including under the Family and Medical Leave Act of 1993 or such other applicable employment or labor standards legislation) or other approved leave of absence.

“Indebtedness” means, with respect to any Person, borrowings and indebtedness in the nature of borrowings of such Person (including its consolidated Subsidiaries) (other than intercompany debt between the Person and/or one or more of its Subsidiaries that is eliminated upon consolidation), including:

1.	borrowings from any bank, financial institution or other entity, including loans and bank overdrafts;

2.	liabilities under any loan note, loan stock, debenture or other similar instrument or security;

3.	obligations for the reimbursement of any obligor on any drawn-upon letter of credit, banker’s acceptance or similar transaction;

4.

liabilities under a finance lease or hire purchase agreements or any analogous agreement or arrangement creating obligations with respect to the deferred purchase price of property, but excluding, for the avoidance of doubt, any liabilities under operating leases;

5.	liabilities under factoring arrangements;

6.

liabilities under any currency or interest swap or other interest or currency protection, hedging or financial futures transaction or arrangement (which may be a negative number if it would result in a payment to such Person and therefore decrease “Indebtedness” of such Person);

7.	outstanding liabilities under any phantom equity appreciation plan, together with the employer portion of any Taxes associated therewith calculated as if all such amounts are paid at the Closing;

8.

all obligations of a type referred to in clauses 1 through 8 above which such Person has guaranteed or for which such Person (or, if applicable, any of its Subsidiaries) is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise or which such Person (or, if applicable, any of its Subsidiaries) has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss;

9.

accrued interest, principal, charges, costs, prepayment penalty, fees, or expenses, to the extent due or owing in respect of those items listed in clauses 1 through 9 above, whether resulting from their payment or discharge or otherwise; and

10.	any refinancing of any of the foregoing obligations.

“Indemnified Taxes” means (a) Taxes imposed on or with respect to New Hearthstone, the Professional Entities, any of New Hearthstone’s or the Professional Entities’ Subsidiaries, the Transferred Business or the Transferred Assets for any Pre-Closing Tax Period and (b) Taxes of any Person for which New Hearthstone, the Professional Entities or any of New Hearthstone or the Professional Entities’ Subsidiaries is liable (i) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law) or (ii) as a transferee or successor prior to the Closing.

“Indemnified Parties” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Intellectual Property” means any and all intellectual property rights protectable under applicable Law in any jurisdiction throughout the world, including: (a) copyrights and all registrations and applications for registration thereof; (b) Trademarks; (c) information that derives its economic value from being kept secret (“Trade Secret”).

“Interim Business Financial Statements” has the meaning set forth in Section 4.2(d).

“Inventory” means all inventory related to the Transferred Business, wherever located, including all raw materials, work-in-process, supplies, spare parts, unfinished inventory and finished goods whether held at any location or facility owned or leased by Legacy HS or any of its Affiliates or in transit to Legacy HS or any of its Affiliates or held on consignment by third parties on behalf of the Transferred Business.

“Investment Advisers Act” has the meaning set forth in Section 4.12(a).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means technology devices, computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation. For clarity, IT Assets exclude any Intellectual Property subsisting therein.

“JV Business” means the segment of Legacy HS’s business that is comprised of Hearthstone Housing Partners III, LLC.

“JV Business Retained Rights” means the right, as it exists as of the Execution Date, of Legacy HS and Principal to receive distributions from HP XIII attributable to incentive fees from JV Business investments made or entered into by Hearthstone Housing Partners III, LLC, the fund subsidiary of HP XIII, prior to the Execution Date and listed on the schedule of JV Business Retained Rights attached hereto as Schedule 1, subject to the limitations set forth on that schedule and, for the avoidance of doubt, not including any receipts of ordinary distributions made to HP XIII from operations as return of capital or income from capital, asset management fees or other compensation, or incentive fees from JV Business investments, if any, made by HP XIII after the Execution Date). Following Closing, the JV Business Retained Rights will be represented by the Class B Units of interest in HP XIII.

“JV/LOP Contracts” has the meaning set forth in Section 4.9(e).

“JV/LOP Entities” means the entities listed on Exhibit C.

“Key Employees” means Principal and each of the other individuals named on Exhibit D hereto.

“Knowledge,” with respect to FPH, means the present, actual knowledge of Kim Tobler.

“Knowledge”, with respect to the HS Parties, means the present, actual knowledge of any of Principal, Steven Porath or Mark Ausley.

“Law” means any law, statute, ordinance, rule, regulation, code, constitution, treaty or Order enacted, issued, promulgated, enforced or entered by a Governmental Entity, to the extent applicable to and binding on the relevant Party.

“Legacy HS” has the meaning set forth in the Preamble.

“Legacy HS Employees” means each employee of Legacy HS identified on Section 4.7(a) of the HS Disclosure Letter.

“Legacy HS Units Sold” has the meaning set forth in Section 2.2(b).

“Legacy HS Secondment Agreement” has the meaning set forth in Section 2.3(c).

“Lock-Up Period” has the meaning set forth in Section 6.12(a).

“Liabilities” means any and all debts, liabilities, commitments and obligations (including guarantees and other forms of credit support) of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Action, Law, Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of New Hearthstone, in the form set forth in Exhibit E.

“Losses” means any damages, losses, payments, and out-of-pocket costs and expenses (including Third Party Claim Expenses to the extent provided by Section 9.4(b)(iv) and reasonable and documented out-of-pocket legal fees, costs and expenses incurred or suffered by an Indemnified Party in investigating Claims that (x) are not Third Party Claims and (y) are determined by a Final Determination to be indemnifiable pursuant to the applicable subsection of Section 9.4) as a result of any Action, any and all damages, losses, charges, liabilities, Claims, demands, actions, suits, Proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, lost profits, diminution of value and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring and Third Party Claim Expenses to the extent provided by Section 9.4(b)(iv) and reasonable and documented out of pocket legal fees, costs and expenses sustained or incurred by an Indemnified Party in investigating Claims that (x) are not Third Party Claims and (y) are determined by a Final Determination to be indemnifiable pursuant to the applicable subsection of Section 9.4 but no other legal fees and expenses).

“Lot Option Program” means each such program established within the segment of the business of Legacy HS and the Professional Entities that manages an entity or group of related entities established for the purpose of owning and/or operating any land banking business.

“Material Adverse Effect” means any change, event or effect that is materially adverse to the Transferred Business or the condition (financial or otherwise), assets, Liabilities or results of operations of the Transferred Business, taken as a whole, provided that none of the following (or the results thereof) shall be, or shall be deemed to result in or contribute to, a Material Adverse Effect: (a) changes or proposed changes in GAAP or other accounting standards or interpretations thereof or in any Law or interpretations thereof; (b) changes generally affecting the industries or geographic regions in the United States or other geographies in which the Transferred Business operates; (c) changes in the economy or financial, debt, credit, or securities markets generally affecting the industry in which the Transferred Business operates; (d) changes in capital market conditions in the United States (provided that the exception in this clause (d) shall not prevent or otherwise affect a determination that any underlying change, effect, event, occurrence or development that is the cause of such change or condition has resulted in a Material Adverse Effect); (e) any fiscal or monetary decisions or policies of any Governmental Entity in the United States affecting the industry in which the Transferred Business operates; (f) [intentionally omitted]; (g) changes in any political conditions, acts of war (whether or not declared), hostilities, civil unrest, protests, government shutdowns, military actions, sabotage (including cyberattacks) or acts of terrorism, whether perpetrated or encouraged by a state or non-state actor or actors, or any escalation or worsening of the foregoing (including, for the avoidance of doubt, the Russian invasion of Ukraine and any escalations or expansions thereto), and, in each case, any Governmental Entity’s response to such condition, including the imposition of economic sanctions or export restrictions; (h) natural disasters (including storms, earthquakes, tsunamis, tornados, hurricanes, floods or droughts), national emergency, epidemic, infectious diseases, pandemics (including COVID-19), other public health events or any other force majeure event in the United States; (i) the public announcement of this Agreement or the other Transaction Documents and the execution and performance of seeking third-party consents in accordance with this Agreement; (j) any action required by this Agreement; (k) [intentionally omitted]; (l) any failure by the Transferred Business to meet any internal, published or otherwise disclosed projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the HS Parties or independent third parties) for any period; (m) any action or inaction by the HS Parties or New Hearthstone taken or omitted to be taken at the request of FPH, with the consent of FPH or as expressly contemplated by this Agreement (except for any obligation to operate in the Ordinary Course of Business); or (n) any action taken by FPH (or its Affiliates) other than in connection with FPH’s rights as expressly set forth in this Agreement; provided, further, that, with respect to clauses (a) through (g), such event, occurrence, fact, condition, circumstance, development, change or effect does not materially disproportionately adversely affect the Transferred Business taken as a whole compared to other companies or businesses operating in the industries or geographies in which the Transferred Business operates (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).

“Material Contract” has the meaning set forth in Section 4.9(c).

“Model Sale Leaseback Program” means each such program established within the segment of the business of Legacy HS and the Professional Entities that manages an entity or group of related entities established for the purpose of owning and/or operating a model home sale/leaseback business.

“Mori Note” means that certain Promissory Note, dated as of October 2024, by and between Legacy HS and the Morteza Hosseini-Kargar Revocable Trust of 1997.

“MP Percentage Sold” means a percentage equal to the result of (i) MP Revocable Trust Units Sold divided by (ii) 56,250.

“MP Purchase Price” means U.S. Dollars in an amount equal to the product of (x) the MP Percentage Sold, (y) 0.75, and (z) the Adjusted Agreed Value.

“MP Revocable Trust” has the meaning set forth in Section 2.2(a).

“MP Revocable Trust Units Sold” has the meaning set forth in Section 2.2(b).

“MP Revocable Trust Formation Class A Units” has the meaning set forth in Section 2.2(a).

“Net Receipts” means an amount, determined as of Closing, equal to (x) all gross receipts of Legacy HS, Principal and the other HS Parties, in the aggregate (and without double counting), derived from or otherwise related to the Transferred Assets and received by any of them on or after the Settlement Date less (y) all Approved Expenditures paid by Legacy HS in connection with the Transferred Assets in the Ordinary Course of Business during the period from the Settlement Date through the date immediately preceding the Closing Date.

“Net Working Capital” means an amount, determined as of Closing, equal to (a) the aggregate amount of the current assets of New Hearthstone and its Subsidiaries on a consolidated basis minus (b) (i) the aggregate amount of the current liabilities of New Hearthstone and its Subsidiaries on a consolidated basis, in each case determined in accordance with the Accounting Principles and (ii) Net Receipts.

“New Hearthstone” has the meaning set forth in the Preamble.

“New Hearthstone Interest” means a Unit of limited liability company interest in New Hearthstone, regardless of whether designated as a Class A Unit or a Class B Unit.

“Nonparty” has the meaning set forth in Section 9.7(b).

“Notice of Objection” has the meaning set forth in Section 2.4(d).

“Orange County Lease” means that certain Standard Multi-Tenant Office Lease – Gross, dated July 20, 2024, by and between 25909 Pala, LLC, a California limited liability company and Legacy HS.

“Order” means any ordinance, judgment, writ, award, determination, decree, injunction or order or other similar legally enforceable requirement of a Governmental Entity (whether temporary, preliminary or permanent).

“Ordinary Course of Business” means, with respect to a Person, the conduct of the business of that Person in all material respects in accordance with its customary past practices and procedures prior to the date of this Agreement.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Per Claim Amount” has the meaning set forth in Section 9.2(b).

“Permitted Encumbrance” means (a) an Encumbrance reflected or reserved against in the balance sheet of Legacy HS dated March 31, 2025, which was delivered to FPH prior to the Execution Date, (b) an Encumbrance for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate Proceedings, in each case, for which adequate reserves have been established in accordance with the Accounting Principles, (c) a license, waiver and covenant not to assert granted under Intellectual Property rights, (d) an Encumbrance that will be released prior to or concurrently with Closing, (e) an Encumbrance imposed under applicable securities Laws; (f) any lien arising under the LLC Agreement; and (g) any Encumbrance created by or through FPH or any of its Affiliates (including New Hearthstone and its Subsidiaries following the Closing).

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Porath Parties” has the meaning set forth in the Preamble.

“Porath Trusts” has the meaning set forth in the Preamble.

“Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Period) ending on or before the Closing Date.

“Preliminary Actions” has the meaning set forth in Section 2.2(b).

“Principal” has the meaning set forth in the Preamble.

“Proceeding” means any Action and any examination, review, or other proceeding of any nature (including any administrative, civil, regulatory, or criminal proceeding), whether or not by or before any Governmental Entity.

“Professional Entities” means, collectively, Hearthstone Professionals – CS, L.P., Hearthstone Professionals – PI, L.P. and Hearthstone Professionals XIII, L.P., or, in each case, such entity after it has been converted to a limited liability company as described in Section 2.3(a)(xii), the limited liability company that it has become.

“Professional Interest” means, collectively, an ownership interest in a Professional Entity.

“Proposed Final Closing Statement” has the meaning set forth in Section 2.4(b).

“Proposed Final Receipts Statement” has the meaning set forth in Section 2.4(b).

“Registered” means, with respect to any Intellectual Property right, that such Intellectual Property right is registered, filed or issued under the authority of any Governmental Entity, and all applications for any of the foregoing.

“Reimbursement Cap” means $2,000,000.

“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Review Period” has the meaning set forth in Section 2.4(d).

“SEC” means the U.S. Securities and Exchange Commission.

“Sellers” means, collectively, Legacy HS and MP Revocable Trust, and each, individually, a “Seller”.

“Settlement Date” means 12:01 a.m. Pacific Time on July 1, 2025.

“Settlement Period” means the period from the Settlement Date through but excluding the Closing Date.

“Shared Services Agreement” means that certain Shared Services Agreement dated of the Closing Date, by and between New Hearthstone and Legacy HS pursuant to which New Hearthstone will provide, or will cause FPC Management to provide, time and assistance of certain employees to assist Legacy HS in connection with the operation and/or wind-down of certain Excluded Assets following the Closing.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Target Co-Investment Amount” shall mean an amount equal to $12,500,000.

“Target Working Capital Cash” shall mean an amount of cash (separate from cash retained as part of Net Receipts) equal to $400,000 plus the aggregate amount of “Builder Deposits” as of the Closing Date as recorded in accounts 22270.

“Tax Returns” means any report, return, declaration, Claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any and all federal, state, provincial, local and foreign taxes, levies, tariffs, imposts, duties or other assessments of any kind whatsoever, in each case, in the nature of a tax, including income, gross receipts, net income, alternative or add-on minimum, profits or excess profits, capital goods, services, documentary, use, transfer, ad valorem, value added, sales, customs, tariff, real or personal property, intangibles, capital stock, payroll, windfall profits, severance, property, production, duty, license, excise, franchise, employment, withholding, social security, production, stamp, occupation, premium, occupancy and gains taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Claim” has the meaning set forth in Section 9.4(b).

“Third Party Claim Expenses” has the meaning set forth in Section 9.4(b)(iv).

“Trademarks” means trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same.

“Transaction Documents” means, collectively, this Agreement, the LLC Agreement, and each certificate or other instrument required to be delivered by any Party hereunder.

“Transaction Expenses” has the meaning set forth in Section 8.3.

“Transaction Expenses Cap” means $2,000,000.

“Transactions” has the meaning set forth in Section 2.2.

“Transferred Assets” means all right, title and interest of the Porath Parties (and any entities owned directly or indirectly by any of the foregoing) in and to: (i) the ownership and/or management of the Professional Entities, but specifically excluding the JV Business Retained Rights; (ii) the Transferred Contracts; (iii) all Accounts Receivable, including with respect to (A) revenues attributable to pre-Closing periods, (B) asset management fees earned during June 2025 (in an amount estimated to be $1,093,000 and to be updated as of the Closing Date) and (C) the Aster deferral in an amount equal to $1,131,198, but, in each case, specifically excluding the Excluded Assets; (iv) the Inventory; (v) Transferred Intellectual Property and Transferred Information Technology; (vi) Fixtures and Equipment; (vii) all credits, prepaid expenses, deferred charges, advance payments, refunds, security deposits, prepaid items and duties related to any of the other items in this definition; (viii) all permits related to the Transferred Business and all applications therefor; (ix) all guaranties, warranties, indemnities and similar rights in favor of Legacy HS or any of the HS Parties related to any Transferred Assets; (x) the Transferred Books and Records; (xi) the tenant’s rights under each of the Calabasas Lease and the Orange County Lease; (xii) all co-investment rights and rights to share in promote, performance fees and other fees (or any portion thereof) payable to a Professional Entity or to Legacy HS in respect of the JV Business or any Lot Option Program (other than the JV Business Retained Rights), (xiii) cash in an amount equal to aggregate amount of builder due diligence deposits under the option and development agreements as of the Closing, and (xiv) all other assets utilized in the Transferred

Business, including, for the avoidance of doubt, all current assets of Legacy HS that were included, used or reflected in the estimate of Net Working Capital, and, in the case of each of the forgoing clauses, excluding the Excluded Assets. For the avoidance of doubt, with the exception of the specific post-Closing obligations identified on Schedule 2, New Hearthstone will not assume or otherwise become liable for any Liabilities of the HS Parties or any of their Affiliates, known or unknown, relating to, arising out of, or resulting from New Hearthstone’s ownership or operations of the Transferred Assets and the Transferred Business and accruing prior to the Closing Date, specifically including any Indebtedness of Legacy HS in effect as of the Closing Date and liabilities under any environmental indemnity agreements, non-recourse carveout guaranties or other similar undertakings given by Legacy HS or any Professional Entity prior to the Closing Date, in each case unless the cost thereof has been specifically provided for at Closing (i.e., funds therefore have been provided to New Hearthstone and not included in the determination of Net Working Capital included in the Final Closing Statement).

“Transferred Books and Records” means any Books and Records in the possession of the HS Parties or any of its Affiliates related to the Transferred Business, but excluding, in each case, any such Books and Records to the extent that any Law prohibits their transfer.

“Transferred Business” means the business, operations and activities of Legacy HS and its Subsidiaries as such business, operations and activities were being conducted as of the Settlement Date but specifically excluding the business, operations and activities comprising or relating solely to the Excluded Assets.

“Transferred Contracts” means the Contracts listed on Section 1.1(b) of the HS Disclosure Letter.

“Transferred Employees” has the meaning set forth in Section 6.9(a).

“Transferred Information Technology” means those IT Assets set forth on Section 4.16 of the HS Disclosure Letter.

“Transferred Intellectual Property” (a) Registered IP (as defined below), (b) all other Intellectual Property Rights (including (i) non-Registered Trademarks and (ii) non-Registered copyrights and Trade Secrets embodied in technology) that are used or held for use in or in connection with the Transferred Business as conducted by Legacy HS immediately prior to the Closing, in each case of (a) and (b), that are owned by Legacy HS or any of its Affiliates as of the Execution Date or as of Closing.

“Treasury Regulation” means a temporary or final regulation promulgated under the Code by the United States Department of the Treasury (including any corresponding provisions of a succeeding regulation).

“U.S.” means the United States of America.

“Wire Transfer” means wire transfer of immediately available funds in accordance with the Funds Flow Memorandum.

“Working Capital Adjustment” means an amount equal to the lesser of (x) the Working Capital Adjustment Limit and (y) the result (which may be a negative number) of (i) the Net Working Capital less (ii) Target Working Capital Cash.

“Working Capital Adjustment Limit” means $500,000.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

ARTICLE II

CONTRIBUTIONS; CLOSING

2.1 Time and Place of Closing. The closing of the Transactions as set out in Section 2.2 and the delivery of the items described in Section 2.3 (collectively, the “Closing”) shall take place by remote communications and electronic (i.e., email/PDF/DocuSign) exchange of signatures, documents and other deliverables required to be executed and/or delivered at the Closing, or, if or to the extent the Parties otherwise agree in writing, at the offices of FPH, 2000 Five Point, 4th Floor, Irvine, California 92618 at 10:00 am (Pacific Time), on the third (3rd) Business Day after the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in ARTICLE VII, other than those conditions that by their nature are to be satisfied at and by virtue of the Closing, but subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of those conditions, or, if applicable, at such other time as FPH and Principal may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

2.2 Closing Actions. Subject to the conditions set forth in this Agreement, the Parties shall engage in the series of transactions described in this Section 2.2 (the “Transactions”) in the specific order set forth below and shall complete all such transactions before the close of business in California on the Closing Date.

(a) Preliminary Actions. Prior to the Execution Date, Legacy HS formed New Hearthstone as a new limited liability company named “Hearthstone Residential Holdings, LLC”, organized under the Laws of the State of Delaware, qualified to conduct business in California and being wholly-owned and controlled by Legacy HS. On or prior to the Closing Date, Legacy HS, Mark and Lynn Porath 2000 Trust (“MP Revocable Trust”) and, if and when applicable, the other Porath Parties, shall have caused Legacy HS and MP Revocable Trust to contribute, convey, transfer, assign and deliver to New Hearthstone (A) pursuant to and in accordance with transfer documents in the forms attached hereto as Exhibit F, all of the Transferred Assets, in each case free and clear of any Encumbrances (other than any Permitted Encumbrances) and, in exchange therefor, New Hearthstone shall have issued a number of Class A Units to Legacy HS (the “HS Formation Class A Units”), the Closing Class B Units to Legacy HS (the “HS Formation Class B Units”) and a number of Class A Units to MP Revocable Trust (the “MP Revocable Trust Formation Class A Units”) in each case as set forth on Annex 1 as the same shall be updated with the consent of the Parties to reflect the final agreed upon fair market value of the contributions of

Legacy HS and MP Revocable Trust provided that the sum of the HS Formation Class A Units and the MP Revocable Trust Formation Class A Units shall in all cases total 75,000 Class A Units and (B) an amount, in U.S. Dollars and immediately available funds, such that, immediately after closing New Hearthstone will have unrestricted cash in an amount, after taking into account any and all then outstanding current liabilities of New Hearthstone, equal to the sum of the Target Working Capital Cash and the Net Receipts (as shown in the Estimated Receipts Statement).

(b) Purchase. At Closing and, for certainty, only following completion of the actions described in Section 2.2(a) (the “Preliminary Actions”), FPH or its designated Affiliate (“FPH Member”) will purchase:

(i) A number of Class A Units from MP Revocable Trust equal to 99% of the MP Revocable Trust Formation Class A Units (such number of Class A Units, the “MP Revocable Trust Units Sold”), in exchange for payment of the MP Purchase Price to MP Revocable Trust by Wire Transfer as provided in an assignment of interests to be entered into by FPH and MP Revocable Trust, a copy of which is attached hereto as Exhibit G-1.

(ii) A number of Class A Units from Legacy HS equal to the difference between (A) 56,250 Class A Units, minus (B) the MP Revocable Trust Units Sold (such number of Class A Units, the “Legacy HS Units Sold”), in exchange for payment, subject to reduction as set forth in Section 2.2(c) and increase as set forth in Section 2.2(d), if applicable, of the HS Purchase Price to Legacy HS by Wire Transfer as provided in a separate assignment of interests to be entered into by FPH and Legacy HS, a copy of which is attached hereto as Exhibit G-1, and

Following the foregoing purchases: (x) FPH Member will own 56,250 Class A Units, representing seventy-five percent (75%) of all of the outstanding Class A Units; (y) the MP Revocable Trust and Legacy HS will together own 18,750 Class A Units, representing twenty-five percent (25%) of all of the outstanding Class A Units, and (z) Legacy HS will own the Closing Class B Units, representing one hundred percent (100%) of all of the outstanding Class B Units, in each case as set forth on Annex 1 as the same shall be updated with the consent of the Parties to reflect the final agreed upon fair market value of the contributions of Legacy HS and MP Revocable Trust. Immediately thereafter, the Parties will update the relevant exhibit of the LLC Agreement to reflect such ownership interests.

(c) Settlement of Working Capital Adjustment. At Closing, (i) if the Working Capital Adjustment amount reflected on the Estimated Closing Statement is a positive number, FPH Member shall make payment in an amount equal to the Working Capital Adjustment to Legacy HS by Wire Transfer, and (ii) if the Working Capital Adjustment reflected on the Estimated Closing Statement is a negative number, the FPH Member shall reduce the amount payable pursuant to Section 2.2(b)(ii) by an amount equal to the Working Capital Adjustment.

(d) Settlement of Co-Investment Adjustment. At Closing, if there is a Co-Investment Adjustment amount reflected on the Estimated Closing Statement then: (i) FPH Member shall make payment in an amount equal to the Co-Investment Adjustment to Legacy HS by Wire Transfer, (ii) New Hearthstone shall issue the Additional FPH Co-Investment Class A Units to FPH and (iii) New Hearthstone shall issue the Additional HS Co-Investment Class A Units to Legacy HS.

2.3 Deliveries at Closing.

(a) At the Closing, the HS Parties shall deliver (or cause to be delivered) each of the following to FPH, in the order such items are listed below:

(i) confirmation that all of the Transferred Assets and all of the Porath Parties’ rights to receive fees and other payments in respect of the Professional Entities and their assets (but excluding the JV Business Retained Rights) were transferred to New Hearthstone and dated and fully executed and complete copies of each of the assignment agreements and other instruments implementing those contributions of interests/assets to New Hearthstone;

(ii) a certificate from Principal that Sellers are the sole owners of all of the New Hearthstone Interests outstanding prior to Closing and that such interests are owned by Sellers free and clear of any Encumbrances, in each case after giving effect to the Preliminary Actions;

(iii) an IRS Form W-9 from Principal and each Seller certifying that such Party is a “U.S. person”;

(iv) a certificate of good standing (or equivalent) for each of Legacy HS, MP Revocable Trust, New Hearthstone, each of the Professional Entities and each Subsidiary of any of the foregoing, in each case issued by the applicable Governmental Entity not more than ten (10) Business Days before the Closing Date;

(v) the certificates to be delivered pursuant to Section 2.4(a);

(vi) the certificate to be delivered pursuant to Section 7.2(c), in the form attached hereto as Exhibit L-1, duly executed by the applicable Seller;

(vii) a Non-Compete and Non-Solicitation Agreement, in the form attached hereto as Exhibit H, duly executed by Principal, to become effective immediately before the consummation of the transactions contemplated in Section 2.2(b) above;

(viii) the Estimated Closing Statement and the Estimated Receipts Statement in the form attached hereto as Exhibits N-1 and N-2, each of which shall have been delivered to FPH at least five (5) Business Days prior to the Closing Date;

(ix) evidence of repayment in full of the Mori Note;

(x) signature pages to the assignment of interest agreements, duly executed by the applicable Seller, as contemplated in Section 2.2(b);

(xi) signature pages to the LLC Agreement, duly executed by each Seller, as contemplated in Section 2.2(b);

(xii) copies of (x) the Limited Liability Company Agreement of Hearthstone Professionals – CS, LLC, duly executed by the parties thereto, in the form attached hereto as Exhibit M-1 (y) the Limited Liability Company Agreement of Hearthstone Professionals – PI, LLC, duly executed by the parties thereto, in the form attached hereto as Exhibit M-2 and (z) the Limited Liability Company Agreement of Hearthstone Professionals XIII LLC, duly executed by Legacy HS, MP Revocable Trust and the other parties thereto, in the form attached hereto as Exhibit M-3;

(xiii) a copy of the Legacy HS Secondment Agreement, in the form attached hereto as Exhibit I, duly executed by Legacy HS and New Hearthstone;

(xiv) a copy of the Shared Services Agreement, in the form attached hereto as Exhibit J, duly executed by Legacy HS and New Hearthstone;

(xv) a Sub-Management Agreement, pursuant to which Legacy HS engages New Hearthstone as sub-manager with respect to its obligations to KFHC LO P1 Holding, Inc., in the form attached hereto as Exhibit K-1, duly executed by Legacy HS and New Hearthstone;

(xvi) a Sub-Management Agreement, pursuant to which Legacy HS engages New Hearthstone as sub-manager with respect to its obligations to KFHC LO P2 Holding, Inc., in the form attached hereto as Exhibit K-2, duly executed by Legacy HS and New Hearthstone;

(xvii) a Letter Agreement re: Hearthstone XIII LLC, in the form attached hereto as Exhibit O, duly executed by Principal;

(xviii) Fully executed copies of the documents identified on Section 2.3(a)(xvii) of the HS Disclosure Letter;

(xix) The consents or approvals of the Persons identified on Section 7.2(e) of the HS Disclosure Schedule, in each case in form and substance acceptable to FPH in its sole discretion; and

(xx) A counterpart of each other Transaction Document to which any HS Party or New Hearthstone is a party, duly executed by that party, to become effective immediately following the consummation of all of the transactions contemplated in Section 2.2 above.

(b) At the Closing, FPH shall deliver (or cause to be delivered) the following to the HS Parties:

(i) the certificate to be delivered pursuant to Section 7.3(c), duly executed by FPH Member, in the form attached hereto as Exhibit L-2;

(ii) an executed signature page to the LLC Agreement as contemplated in Section 2.2(b); and

(iii) signature pages to each assignment of interest agreement, duly executed by FPH Member, as contemplated in Section 2.2(b); and

(iv) a duly executed counterpart of each other Transaction Document to which FPH Member is a party, with each such Transaction Document to become effective at the appropriate time in the sequence of events described in Section 2.2, all as set out in that Section.

(c) At the Closing, Legacy HS and New Hearthstone will enter into a secondment arrangement as provided in the form of Secondment Agreement attached hereto as Exhibit I (the “Legacy HS Secondment Agreement”) pursuant to which Legacy HS will make the Legacy Employees available to New Hearthstone and its Subsidiaries through the end of December 31, 2025.

2.4 Final Net Working Capital Adjustment Procedures.

(a) Delivery of the Estimated Closing Statement and Funds Flow Memorandum. No later than three (3) Business Days prior to the Closing Date, the HS Parties shall prepare and deliver to FPH (A) the HS Parties’ good-faith calculation of, and reasonable supporting detail relating to, the actual Adjusted Agreed Value, the actual Co-Investment Adjustment, the actual Working Capital Adjustment and in each case each component thereof (the “Estimated Closing Statement”), together with supporting documentation used by the HS Parties in calculating the amounts set forth therein; (B) the HS Parties’ good-faith estimate of, and reasonable supporting detail relating to, the actual amount of all Net Receipts (the “Estimated Receipts Statement”); (C) the Funds Flow Memorandum, prepared by the HS Parties in good faith based on the HS Parties Books and Records; and (D) a certificate of the Chief Executive Officer and Chief Financial Officer of Legacy HS, dated as of the date of delivery of the Estimated Closing Statement, certifying that each such officer has reviewed the Estimated Closing Statement and that each of Adjusted Agreed Value, the Co-Investment Adjustment and the Working Capital Adjustment included thereon represents such officer’s good-faith calculation thereof.

(b) Post-Closing Statement. As soon as practicable, but no later than one-hundred and twenty (120) days after the Closing Date, FPH shall deliver to Principal (A) their good faith determination of the final Adjusted Agreed Value, the final Co-Investment Adjustment and the final Working Capital Adjustment, together with supporting documentation used by FPH in calculating the amounts set forth therein (the “Proposed Final Closing Statement”) and (B) the final Net Receipts (the “Proposed Final Receipts Statement”). If FPH fails to deliver the Proposed Final Closing Statement within such period, the Estimated Closing Statement and the amounts set forth therein, including the initial Allocation Schedule provided by FPH under Section 6.10(d), shall be deemed to have been accepted by FPH and shall be deemed final and binding upon all of the Parties (i.e., shall become the Final Closing Statement).

(c) Access to Information. From and after delivery of the Proposed Final Closing Statement until the determination of the Final Closing Statement Principal, as representative of the HS Parties, at the HS Parties’ cost, shall have access to all supporting documents and the work papers of FPH as necessary to enable Principal (and his designated Representatives) to evaluate the information upon which the Proposed Final Closing Statement was prepared. FPH shall cooperate with and assist Principal and his Representatives in connection with the review of such materials, including by making available New Hearthstone’s and its employees, accountants and other personnel to the extent reasonably requested. The rights of the HS Parties under this Agreement shall not be prejudiced by the failure of FPH to comply with this Section 2.4(c) and, without limiting the generality of the foregoing, the time period for which the Principal is required to provide the Notice of Objection shall be automatically extended by the number of days FPH fails to provide the information to be provided in accordance with this Section 2.4(c) after written notice is provided by Principal to FPH requesting such information.

(d) Notice of Objection. If Principal has any objection to the Proposed Final Closing Statement, or in either case any of the amounts included in the calculation of the final Adjusted Agreed Value, the final Co-Investment Adjustment, the final Working Capital Adjustment, the final Net Receipts, he shall deliver a written statement (a “Notice of Objection”) to FPH setting forth in reasonable detail the particulars of such disagreement (including the specific items in the Proposed Final Closing Statement that are in dispute and the nature and amount of any disagreement so identified) not later than thirty (30) days after his receipt of the Proposed Final Closing Statement (such thirty (30) day period, as extended pursuant to Section 2.4(c), the “Review Period”); provided, that Principal may only deliver one (1) Notice of Objection to FPH. If Principal fails to deliver a Notice of Objection within the Review Period, the Proposed Final Closing Statement and the amounts set forth therein shall be deemed to have been accepted by the HS Parties and shall be deemed final and binding upon all of the Parties (i.e., shall become the Final Closing Statement). If Principal delivers a Notice of Objection to FPH within the Review Period, Principal and FPH shall work together in good faith to resolve in writing Principal’s objections within the fifteen (15) day period following the delivery of the Notice of Objection.

(e) Selection of Accountant. If the HS Parties and FPH are unable to resolve in writing all of Principal’s objections set forth in the Notice of Objection within the fifteen (15) day period following the delivery of such Notice of Objection (or such longer period, if any, as may be mutually agreed in writing by FPH and Principal), the resolution of all such unresolved items (each, a “Disputed Item” and collectively, the “Disputed Items”) shall be submitted to an independent accounting firm of recognized standing in California as may be mutually agreed by Principal and FPH to resolve any remaining disagreements and determine the Disputed Items (such firm, the “Accountant”). Principal and FPH shall execute any agreement reasonably required by the Accountant for its engagement hereunder.

(f) Submission of Disputed Items. Each of FPH and Principal shall, promptly (but in any event within ten (10) Business Days) following the formal engagement of the Accountant, provide the Accountant (copying the other Party upon submission) with a single written submission setting forth its respective calculations of and assertions regarding all Disputed Items, and, upon receipt thereof, each of FPH and Principal shall be entitled (no later than five (5) Business Days following receipt of the other Party’s initial submission) to submit to the Accountant a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations and/or assertions set forth in such initial submission (which responses the first Party shall promptly distribute to the other applicable Party). There shall be no ex parte communications between Principal (or its Representatives) or FPH (or its Representatives), on the one hand, and the Accountant, on the other hand, relating to any Disputed Items, and unless requested by the Accountant in writing, no Party may present any additional information or arguments to the Accountant, either orally or in writing.

(g) Accountant’s Determination. The Accountant shall be instructed to render its determination with respect to all Disputed Items as soon as reasonably possible (which the Parties agree shall not be later than forty-five (45) days following the formal engagement of the Accountant). The Accountant shall act as an expert and not as an arbitrator to determine the Disputed Items based solely on the submissions and responses of the HS Parties, on the one hand, and FPH, on the other hand, without independent investigation and in accordance with the Accounting Principles, and, with respect to each Disputed Item the Accountant may only select a position presented by one of the two Parties (it may not reach a third result on any such item). In resolving any Disputed Items, the Accountant may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by the HS Parties or FPH or less than the lowest value for such Disputed Item claimed by the HS Parties or FPH, in each case. The Parties agree that the determination of the Accountant with respect to any Disputed Item is not intended to permit the introduction of accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies different from those described in the Accounting Principles. The determination of the Accountant with respect to the Disputed Items in accordance with this Section 2.4(g), and the resulting Adjusted Agreed Value, shall, absent Fraud or manifest error of the Accountant, be binding, final and non-appealable for purposes of this Agreement.

(h) Accountant’s Fees and Expenses. All fees and expenses related to the work, if any, to be performed by the Accountant will be allocated between FPH and the HS Parties in the same proportion that the aggregate amount of the Disputed Items so submitted to the Accountant that is unsuccessfully disputed (as finally determined by the Accountant) bears to the total amount of such Disputed Items so submitted. For the avoidance of doubt, the fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Proposed Final Closing Statement and any Notice of Objection as well as any submissions and responses to the Accountant, as applicable, shall be borne by such Party.

(i) Post-Closing Adjustment Payments - Adjusted Agreed Value, Co-Investment Adjustment and Working Capital Adjustment.

(i) Adjusted Agreed Value.

(A)

If the Adjusted Agreed Value as reflected in the Final Closing Statement is less than the Adjusted Agreed Value in the Estimated Closing Statement, then, within five (5) Business Days of such determination, Sellers, jointly and severally, will make payment to FPH Member in the amount necessary so that, after taking into account the payments, FPH Member has only paid the amount that would have been required of it if at Closing the Parties had used the Adjusted Agreed Value in the Final Closing Statement rather than the Adjusted Agreed Value that was set forth in the Estimated Closing Statement. So long as the amount due hereunder is paid in full, the Sellers, as between them, may elect to share in the funding in such proportion as they may mutually agree.

(B)

If the Adjusted Agreed Value as reflected in the Final Closing Statement is greater than the Adjusted Agreed Value in the Estimated Closing Statement, then, within five (5) Business Days of such determination FPH Member will make an additional payment to Sellers in the amount necessary so that, after taking into account the supplemental payment, the FPH Member will have paid to Sellers the full amount that would have been required of it if at Closing the Parties had used the Adjusted Agreed Value in the Final Closing Statement rather than the Adjusted Agreed Value that was set forth in the Estimated Closing Statement. FPH Member will deliver any amount due pursuant to this clause (B) to the account designated by Principal for such purpose and Principal will be entitled to allocate that amount between the Sellers as he may determine in his discretion.

(ii) Co-Investment Adjustment.

(A)

If the Co-Investment Adjustment as reflected in the Final Closing Statement is less than the Co-Investment Adjustment in the Estimated Closing Statement, then, within five (5) Business Days of such determination, Sellers, jointly and severally, will make payment to FPH Member in the amount necessary so that, after taking into account the payments, FPH Member has only paid the amount that would have been required of it if at Closing the Parties had used the Co-Investment Adjustment in the Final Closing Statement rather than the Co-Investment Adjustment that was set forth in the Estimated Closing Statement, and the Closing Class B Units, the Additional FPH Co-Investment Class A Units and the Additional HS Co-Investment Class A Units will each be adjusted accordingly. So long as the amount due hereunder is paid in full, the Sellers, as between them, may elect to share in the funding in such proportion as they may mutually agree.

(B)

If the Co-Investment Adjustment as reflected in the Final Closing Statement is greater than the Co-Investment Adjustment in the Estimated Closing Statement, then, within five (5) Business Days of such determination FPH Member will make an additional payment to Legacy HS in the amount necessary so that, after taking into account the supplemental payment, the FPH Member will have paid to Legacy HS the full amount that would have been required of it if at Closing the Parties had used the Co-Investment Adjustment in the Final Closing Statement rather than the Co-Investment Adjustment that was set forth in the Estimated Closing Statement, and the Closing Class B Units, the Additional FPH Co-Investment Class A Units and the Additional HS Co-Investment Class A Units will each be adjusted accordingly. FPH Member will deliver any amount due pursuant to this clause (B) to the account designated by Principal for such purpose and Principal will be entitled to allocate that amount between the Sellers as he may determine in his discretion.

(iii) Working Capital Adjustment.

(A)

If the Working Capital Adjustment as reflected in the Final Closing Statement is less than the Working Capital Adjustment in the Estimated Closing Statement, then, within five (5) Business Days of such determination, Sellers, jointly and severally, will make payment to FPH Member in the amount necessary so that, after taking into account the payments, FPH Member has only paid the amount that would have been required of it if at Closing the Parties had used the Working Capital Adjustment in the Final Closing Statement rather than the Working Capital Adjustment that was set forth in the Estimated Closing Statement. So long as the amount due hereunder is paid in full, the Sellers, as between them, may elect to share in the funding in such proportion as they may mutually agree.

(B)

If the Working Capital Adjustment as reflected in the Final Closing Statement is greater than the Working Capital Adjustment in the Estimated Closing Statement, then, within five (5) Business Days of such determination FPH Member will make an additional payment to Sellers in the amount necessary so that, after taking into account the supplemental payment, the FPH Member will have paid to Sellers the full amount that would have been required of it if at Closing the Parties had used the Working Capital Adjustment in the Final Closing Statement rather than the Working Capital Adjustment that was set forth in the Estimated Closing Statement. FPH Member will deliver any amount due pursuant to this clause (B) to the account designated by Principal for such purpose and Principal will be entitled to allocate that amount between the Sellers as he may determine in his discretion.

(iv) Net Receipts.

(A)

If the aggregate amount of the Net Receipts reflected in the Final Receipts Statement is less than the aggregate amount therefor reflected in the Estimated Receipts Statement, then, within five (5) Business Days of such determination New Hearthstone shall make a special distribution to Sellers in the amount of the difference, it being agreed that the distribution will not result in any change in the percentage interest of Sellers in New Hearthstone. FPH Member will deliver any amount due pursuant to this clause (B) to the account designated by Principal for such purpose and Principal will be entitled to allocate that amount between the Sellers as he may determine in his discretion.

(B)

If the aggregate amount of the Net Receipts reflected in the Final Receipts Statement is more than the aggregate amount therefor reflected in the Estimated Receipts Statement, then, within five (5) Business Days of such determination Sellers, jointly and severally, shall make (and the Porath Parties agree that they will cause Sellers to make) an additional contribution to New Hearthstone in the amount of the difference, it being agreed that the contribution will not result in any change in the capital account or percentage interest of Sellers in New Hearthstone. So long as the amount due hereunder is paid in full, the Sellers, as between them, may elect to share in the funding in such proportion as they may mutually agree.

(v) Unless otherwise required by a “final determination” within the meaning of Section 1313(a) of the Code or any similar state or local Law, the Parties agree to treat, for all Tax purposes, any payment made pursuant to Section 2.4(i) as an adjustment to the HS Purchase Price or the MP Purchase Price, as applicable.

2.5 Withholding. The Parties and any other applicable withholding agent(s) will be entitled to deduct and withhold from any amount payable pursuant to this Agreement or any other Transaction Document (other than the LLC Agreement) such amounts as are required to be deducted and withheld under any applicable provision of U.S. federal, state, local or non-U.S. Tax Law; provided, that the Parties will promptly (and in any event no later than three (3) days prior to the date on which such payment is made or, in the case of a change in applicable Law after the date of this Agreement that would require withholding from such amounts, as soon as practicable) notify the Party(ies) entitled to payment of any intention to so deduct and withhold and provide such Party(ies) the opportunity to provide any statement, form, or other documentation that would reduce or eliminate any such requirement to deduct and withhold. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement and the other Transaction Documents (other than the LLC Agreement) as having been paid to the Person in respect of which such deduction and withholding was made. For the avoidance of doubt, any deduction or withholding under the LLC Agreement shall be governed by the terms of the LLC Agreement.

ARTICLE III

FUNDAMENTAL REPRESENTATIONS AND WARRANTIES OF THE HS PARTIES

The HS Parties, jointly and severally, hereby represent and warrant to FPH, as of the date hereof and, at Closing, as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows, except in each case as specifically disclosed in the corresponding section or subsection of the disclosure letter delivered by the HS Parties to FPH prior to the Execution Date or as provided in Section 10.9(h) (the “HS Disclosure Letter”):

3.1 Organization, Good Standing and Qualification.

(a) Legacy HS and Subsidiaries. Each of Legacy HS, the Porath Trusts, the Professional Entities, the JV/LOP Entities and each Subsidiary of any of the foregoing (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and to enter into and perform its obligations, as provided in this Agreement and the other Transaction Documents to which it is or will be a party, in each case except for such instances as would not reasonably be expected to have an adverse impact of any material nature on the entity in question or on New Hearthstone following Closing, and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, in each case except for such failures as would not reasonably be expected to have an adverse impact of any material nature on the entity in question or on New Hearthstone following Closing.

(b) Organizational Documents. The HS Parties have delivered to FPH complete and correct copies of all organizational or governing documents (e.g., certificate of formation, certificate of limited partnership, limited liability company agreement or partnership agreement or equivalent) of each entity referred to in paragraph (a) above.

(c) New Hearthstone. New Hearthstone is validly existing and was formed solely for the purpose of entering into this Agreement and engaging in the transactions contemplated hereby. Since the date of its formation, New Hearthstone has not engaged in any business or activity other than in connection with the consummation of the transactions contemplated herein. As of the Execution Date, New Hearthstone does not own any assets and does not have any outstanding Liabilities and, except as provided in the next sentence, prior to the Closing New Hearthstone will not own any assets or have any outstanding Liabilities. As of the Closing, New Hearthstone will not own any assets or have any outstanding Liabilities except for the Transferred Assets being contributed to it as contemplated by this Agreement and the Liabilities relating thereto that are being assumed by New Hearthstone as permitted in this Agreement.

3.2 Capital Structure of the HS Parties.

(a) Porath Trusts. Section 3.2(a) of the HS Disclosure Letter sets forth a complete and accurate listing, for each Porath Trust, of the full name of the trust, the trustee(s) of such trust and a description of all equity interests and other contractual rights (including rights to receive or participate in fees) held in that Porath Trust and issued by or in any other way relating to Legacy HS or New Hearthstone or any Professional Entity or any direct or indirect Subsidiary of any of the foregoing.

(b) Legacy HS.

(i) Section 3.2(b)(i) of the HS Disclosure Letter sets forth a complete and accurate list of the owners of all of the outstanding shares of stock or other equity interests issued by Legacy HS and, in each case, the total number of shares or other interests owned by each such Person. No Person other than the Porath Trusts owns any interest in Legacy HS.

(ii) Section 3.2(b)(ii) of the HS Disclosure Letter sets forth an accurate description of direct or indirect ownership interests held by Legacy HS in any other Person as of the Execution Date and a description of the nature of such interest.

(iii) Section 3.2(b)(iii) of the HS Disclosure Letter sets forth an accurate description of the Indebtedness of Legacy HS, each Professional Entity and each other entity in which Legacy HS or a Professional Entity owns an interest directly or indirectly (in the case of Legacy HS, to the extent such Indebtedness encumbers or relates to the Transferred Assets). Other than as specifically described in Section 3.2(b)(iii) of the HS Disclosure Letter, neither Legacy HS nor any Professional Entity is an obligor (borrower, guarantor, indemnitor or otherwise) in respect of any Indebtedness referred to in the preceding sentence and Principal also is not an obligor in respect of any such Indebtedness.

(iv) There are no preemptive or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, commitments, securities (convertible, exchangeable or otherwise), rights of first refusal, calls, puts, subscriptions or obligations of any character under which Legacy HS may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any equity or ownership interests, or any securities or obligations exercisable or exchangeable for or convertible into any equity interests, of Legacy HS. The outstanding equity interests of Legacy HS are not subject to any voting trust agreement or other Contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such equity interests. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the outstanding equity interests of Legacy HS. There is no outstanding Indebtedness that could convey to any Person the right to vote or that is convertible into or exercisable for any capital stock or other equity interests of Legacy HS.

(c) Professional Entities.

(i) Section 3.2(c)(i) of the HS Disclosure Letter sets forth a complete and accurate list, for each of the Professional Entities, of all partners (general or limited), ownership percentages of each such partner and the jurisdiction under whose Laws such Professional Entity is organized and each other jurisdiction, if any, in which the partnership is qualified to do business.

(ii) Except as otherwise disclosed in Section 3.2(c)(ii) of the HS Disclosure Letter, the HS Parties, directly or indirectly, own all right, title and interest in and to all of the outstanding Professional Interests, in each case free and clear of all Encumbrances (other than Permitted Encumbrances). Immediately following the Closing, New Hearthstone will own all right, title and interest in and to all such Professional Interests, in each case free and clear of all Encumbrances (other than Permitted Encumbrances).

(iii) Section 3.2(c)(iii) of the HS Disclosure Letter sets forth an accurate description of all direct or indirect ownership interests owned by each Professional Entity in any other Person.

(iv) Section 3.2(c)(iv) of the HS Disclosure Letter sets forth an accurate list and description of the Indebtedness of each Professional Entity and each entity in which a Professional Entity owns any direct or indirect interest (specifically including such Indebtedness, if any, which shall not be an obligation of a Professional Entity or of New Hearthstone or any Subsidiaries of any of them from and after Closing). Other than the Indebtedness set forth in Section 3.2(c)(iv) of the HIS Disclosure Letter, none of the Professional Entities or any direct or indirect Subsidiary thereof is an obligor in respect of any Indebtedness.

(v) There are no preemptive or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, commitments, securities (convertible, exchangeable or otherwise), rights of first refusal, calls, puts, subscriptions or obligations of any character under which the Professional Entities may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any partnership interests, or obligations exercisable or exchangeable for or convertible into any partnership or other equity interests, of any of the Professional Entities. The outstanding partnership interests of the Professional Entities are not subject to any voting trust agreement or other Contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such partnership interests. There are no phantom equity or similar rights providing any Person economic benefits based, directly or indirectly, on the value or price of the partnership interests of any Professional Entity. There is no outstanding Indebtedness that could convey to any Person the right to vote or that is convertible into or exercisable for an interests in any Professional Entity.

(d) JV/LOP Entities.

(i) Section 3.2(d)(i) of the HS Disclosure Letter sets forth a complete and accurate list of all of the JV/LOP Entities and their Subsidiaries (including, for the avoidance of doubt, any entities that operate any JV Business, Lot Option Program or Model Sale Leaseback Program) and for each such entity, a description of the type of entity, its jurisdiction of organization, the name of each owner of any interests in that entity and the ownership percentage (and any special rights) of each such owner.

(ii) There are no preemptive or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, commitments, securities (convertible, exchangeable or otherwise), rights of first refusal, calls, puts, subscriptions or obligations of any character under which any of the JV/LOP Entities may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any equity or ownership interests, or any securities or obligations exercisable or exchangeable for or convertible into any equity interests any such JV/LOP Entity. None of the outstanding equity interests of any JV/LOP Entity are subject to any voting trust agreement or other Contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such equity interests. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the outstanding equity interests of any JV/LOP Entity. There is no outstanding Indebtedness that could convey to any Person the right to vote or that is convertible into or exercisable for any capital stock or other equity interests of any JV/LOP Entity.

(e) New Hearthstone.

(i) One or both Sellers shall be the sole members and owners of limited liability company interests of, and shall have exclusive control of New Hearthstone and shall own all of the New Hearthstone Interests and the same will remain true until the Closing as described in Section 2.2(b); and

(ii) New Hearthstone does not own, and, prior to Closing, New Hearthstone will not own, any interest in any other Person except in connection with the transactions contemplated by this Agreement.

3.3 Authority; Approval.

(a) Porath Trusts. Each Porath Trust has full right, power and authority to execute and deliver this Agreement and each other of the Transaction Documents to which it is or will become a party, and to perform its obligations hereunder and thereunder and has all requisite power and authority and has taken all action necessary to execute, deliver and perform its obligations under this Agreement and any other Transaction Documents to which it is or will become a party. This Agreement has been, and the other applicable Transaction Documents have been or, for documents to be delivered at Closing will be, duly executed and delivered by each Porath Trust that is party to such agreement, and constitutes, or at delivery shall constitute, a valid and binding agreement of such Porath Trust enforceable in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) to the extent that enforceability may be limited by general equitable principles and by Laws related to the availability of specific performance, injunctive relief or other equitable remedies.

(b) Legacy HS. Legacy HS has full organizational right, power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is or will become a party, and to perform its obligations hereunder and thereunder and has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is or will become a party. This Agreement has been, and any other applicable Transaction Documents have been or, for documents to be delivered at Closing will be, duly executed and delivered by Legacy HS, and constitutes, or at delivery shall constitute, a valid and binding agreement of Legacy HS enforceable in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) to the extent that enforceability may be limited by general equitable principles and by Laws related to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Principal. Principal has the full legal capacity and authority to execute and deliver this Agreement and any other Transaction Document to which Principal is a party and has so executed and delivered all such agreements, and each agreement constitutes a valid and binding obligation of Principal, enforceable against Principal in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) to the extent that enforceability may be limited by general equitable principles and by Laws related to the availability of specific performance, injunctive relief or other equitable remedies.

3.4 Non-Contravention.

(a) Porath Trusts. The execution, delivery and performance by the Porath Trusts of this Agreement and the other Transaction Documents to which any Porath Trust is or will become a party, and the consummation of the Transactions, do not and will not (a) violate any provision of any Porath Trust’s trust agreement, (b) to the Knowledge of the HS Parties, result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of any Porath Trust under, or result in a loss of any benefit to which any Porath Trust is entitled under, any Contract to which such Porath Trust is a party or result in the creation of any material Encumbrance upon any asset or (c) to the Knowledge of the HS Parties, violate or result in a breach of or constitute a default under any Law to which any Porath Trust is subject.

(b) Legacy HS. The execution, delivery and performance by Legacy HS of this Agreement and the other Transaction Documents to which Legacy HS is or will become a party, and the consummation of the Transactions, do not and will not (a) violate any provision of any of Legacy HS’s organizational documents, (b) to the Knowledge of the HS Parties, result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Legacy HS under, or result in a loss of any benefit to which any Legacy HS is entitled under, any Contract to which Legacy HS is a party or result in the creation of any material Encumbrance upon any asset or (c) to the Knowledge of the HS Parties, materially violate or result in a breach of or constitute a material default under any Law to which Legacy HS is subject.

(c) Principal. The execution, delivery and performance by Principal of this Agreement and the other Transaction Documents to which Principal is or will become a party, and the consummation of the Transactions, do not and will not (a) to the Knowledge of the HS Parties, result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Principal under, or result in a loss of any benefit to which Principal is entitled under, any Contract to which Principal is a party or result in the creation of any material Encumbrance upon any asset or (b) to the Knowledge of the HS Parties, materially violate or result in a breach of or constitute a material default under any Law to which Principal is subject.

3.5 Finders’ Fees. None of New Hearthstone or the HS Parties or their respective Affiliates, or any director, officer or employee of any of the foregoing, has employed any investment banker, broker or finder or incurred or will incur any Liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions, other than to Redimere Advisors LLC, it being agreed that the HS Parties will bear and promptly pay all such amounts, if any, as and when due to Redimere Advisors LLC. Following the Closing, none of the HS Parties or New Hearthstone will have any Liability to any investment banker, broker, finder or other intermediary based on any arrangement made by any HS Party or any Affiliate thereof at or prior to the Closing other than to Redimere Advisors LLC.

3.6 Excluded Assets. Each of Hearthstone Residentials – SH, L.P., Hearthstone Residential Professionals III, L.P., Hearthstone-SEPII (Series 2) Professionals, L.P. and Hearthstone Professionals XI, L.P. has ceased to own, directly or indirectly, any real estate or any other assets of any material nature, and is engaged solely in activities related to the wind-down and dissolution of its business operations.

ARTICLE IV

OTHER REPRESENTATIONS AND WARRANTIES OF THE HS PARTIES

The HS Parties, jointly and severally, hereby represent and warrant to FPH, as of the date hereof and, at Closing, as of the Closing (or in the case of a representation and warranty that speaks of a specified date, as of such specified date) as follows, except, in each case, as disclosed in the corresponding sections or subsections of the HS Disclosure Letter:

4.1 Governmental Filings; Consents. Legacy HS is not required to give or make any notices, reports or other filings or to obtain any consents, registrations, approvals, permits or authorizations required from any Governmental Entity in connection with the execution, delivery and performance by it of this Agreement and the other Transaction Documents or the consummation of the Transactions.

4.2 Financial Statements.

(a) Section 4.2(a) of the HS Disclosure Letter sets forth true, correct and complete copies of the unaudited balance sheet and the corresponding unaudited statement of operations of Legacy HS for the twelve-month periods ending on December 31, 2022, December 31, 2023 and December 31, 2024 (collectively, the “Business Financial Statements”).

(b) The Business Financial Statements were derived from the Books and Records of Legacy HS and the Professional Entities and prepared in accordance with the Accounting Principles.

(c) The Business Financial Statements fairly present in all material respects the financial position of Legacy HS and of each of the Professional Entities as of the dates and during the applicable period presented therein (except as may be indicated in the notes thereto).

(d) Section 4.2(d) of the HS Disclosure Letter sets forth the unaudited balance sheet and the corresponding unaudited statement of operations of Legacy HS and the Professional Entities for the quarter ended March 31, 2025 (the “Interim Business Financial Statements”).The Interim Business Financial Statements on Section 4.2(d) of the HS Disclosure Letter were derived from the Books and Records of Legacy HS and the Professional Entities and prepared in accordance with the Accounting Principles.

(e) Legacy HS and the Professional Entities maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with the Accounting Principles.

(f) Since January 1, 2022, there have been no material complaints from any source regarding accounting, internal accounting controls or auditing matters received by Legacy HS, the Professional Entities, or any of their Subsidiaries. The HS Parties have made available to FPH a summary of all material complaints or concerns relating to other matters made since January 1, 2022 involving Legacy HS, the Professional Entities, the JV/LOP Entities and/or Principal regarding possible violations of Law.

4.3 Absence of Certain Changes. For the period since the date of the balance sheet in the most recent Interim Business Financial Statements, Legacy HS and the Professional Entities have conducted their business in the Ordinary Course of Business. There has not been any change, occurrence or development in the financial condition, properties, assets, liabilities, business or results of operations of Legacy HS or the Professional Entities, nor any other change, occurrence or development, which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. In the period since the date of the balance sheet in the most recent Interim Business Financial Statements, there have not been any actions taken by Legacy HS or the Professional Entities that, if taken during the period from the Execution Date through the Closing Date without FPH’s consent, would be reasonably construed to constitute a breach of Section 6.1(a).

4.4 No Undisclosed Liabilities.

(a) Legacy HS & Professional Entities. As of the Execution Date, none of Legacy HS or any of the Professional Entities has any material obligations or Liabilities (whether accrued, absolute, contingent or otherwise) other than material Liabilities that (a) have been reserved against or reflected in the most recent Business Financial Statements or (b) were incurred in the Ordinary Course of Business since the date of such financial statements.

(b) New Hearthstone. As of Closing, none of New Hearthstone or any of its Subsidiaries will have any Liabilities (whether accrued, absolute, contingent or otherwise) other than Liabilities that (a) have been reserved against or reflected in the most recent unaudited balance sheet and corresponding unaudited statement provided to FPH as of the Execution Date or (b) were incurred in the Ordinary Course of Business since the date of such financial statements.

(c) JV/LOP Entities. None of the JV/LOP Entities has any material obligations or Liabilities (whether accrued, absolute, contingent or otherwise) other than Liabilities that (a) have been reserved against or reflected in the most recent unaudited balance sheet and/or corresponding unaudited statement provided to FPH for such entity as of the Execution Date or (b) were incurred in the Ordinary Course of Business since the date of such financial statements.

4.5 Litigation. As of the date of this Agreement, there is no civil, criminal, administrative or other Action pending or, to the Knowledge of the HS Parties, threatened against any HS Party, any Professional Entity, New Hearthstone, or any entity in which any of them own an equity interest directly or indirectly (including, for the avoidance of doubt, the JV/LOP Entities and their Subsidiaries), relating in any way to the Transferred Assets or the Transactions or the business of Legacy HS and the Professional Entities, and none of the Transferred Assets or the Professional Entities or the JV/LOP Entities is subject to any outstanding Order of any Governmental Entity of competent jurisdiction.

4.6 Employees and Employee Benefit Plans.

(a) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or can rely on an opinion letter from the IRS and, to the Knowledge of the HS Parties, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualification of any such Benefit Plan.

(b) Neither New Hearthstone nor any ERISA Affiliate has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(c) Neither New Hearthstone nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plans” within the meaning of Section 3(37) of ERISA in the last six (6) years.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any current or former employee (whether full- or part-time), director, officer or service provider (who is a natural person) to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former employee (whether full- or part-time), director, officer or service provider (who is a natural person), or (iii) otherwise give rise to any liability under any Benefit Plan.

(e) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

4.7 Labor Matters.

(a) Section 4.7(a) of the HS Disclosure Letter contains a complete and accurate list, as of the date hereof, of the following information for each Legacy HS Employee (including each Inactive Employee): unique identifier (e.g., name of employee and/or employee ID number), job title or position, work location, current base salary (if salaried), current base hourly wage rate (if hourly), bonus eligibility and applicable bonus target (specifically including documentation and methodology for allocating the performance fees), actual bonus for the most recently completed fiscal year, outstanding equity or phantom equity interests (if any), severance entitlement (if any), hours of accrued but unused vacation time or any other paid time off, classification by Legacy HS as exempt or non-exempt, visa status (if applicable) and leave status (if applicable, including date leave began, type of leave and, if known, expected date of return) (such list, the “Employee Census”).

(b) To the Knowledge of the HS Parties, no Legacy HS Employee (i) has, as of the date hereof, provided any written notice of an intent to terminate his or her employment within the first twelve (12) months following the Closing Date, or (ii) is a party to or bound by any confidentiality, non-competition, non-solicitation, proprietary rights or other agreement that would restrict in any material respect the performance of such employee’s employment duties or the ability of the HS Parties (or, as of the Closing, FPH) to conduct New Hearthstone.

(c) None of Legacy HS or any Professional Entity or any Subsidiary of any of them is party to or bound by any collective bargaining agreement with a labor union or similar arrangement with a works council or other employee representative regarding the Legacy HS Employees.

(d) Since January 1, 2022, (i) there has been no actual, or, to the Knowledge of the HS Parties, threatened, strike, walkout or other work stoppage, (ii) to the Knowledge of the HS Parties, there has been no actual or threatened union organizing effort with respect to the Legacy HS Employees or the Transferred Assets and (iii) with respect to Legacy HS or the Transferred Assets, none of Legacy HS or any Professional Entity or any Subsidiary of any of them is or has been engaged in, or has or has had any legal duty to engage in, any negotiation with any labor union or group of employees regarding collective bargaining.

(e) With respect to the Legacy HS Employees and the Transferred Assets, Legacy HS, the Professional Entities and their Subsidiaries are, and since January 1, 2022, have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, including those relating to wages, hours, employee/non-employee classification, collective bargaining, unemployment insurance, workers’ compensation, equal employment opportunity, discrimination, harassment and retaliation, affirmative action, family and medical leave, holiday pay, the payment, reporting and withholding of Taxes, immigration, the employment of non-citizen workers, background checks, plant closings and mass layoffs and occupational safety and health.

(f) Since January 1, 2022, there have been no material employment-related controversies, Claims, unfair labor practice charges, grievances or arbitrations pending or, to the Knowledge of the HS Parties, threatened before the National Labor Relations Board or any other Governmental Entity with respect to the Legacy HS Employees or the Transferred Assets.

(g) The HS Parties have thoroughly and impartially investigated all complaints of any material nature against any officers, directors, executives or employees (who are natural persons) of Legacy HS and the Professional Entities and their respective Subsidiaries, including the Legacy HS Employees, that have been reported to Legacy HS or Principal, or of which the HS Parties had Knowledge, in the past three (3) years. With respect to each such allegation (except those the HS Parties reasonably deemed to not have merit), the HS Parties have taken prompt reasonable corrective action and do not expect any material liability with respect to any such matters. To the Knowledge of the HS Parties, there are no such complaints that, if known to the public, would bring the HS Parties or New Hearthstone into material disrepute.

4.8 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Professional Entities, their Subsidiaries, the Transferred Assets or the Transferred Business have been timely filed (taking into account any extension of time within which to file); all such Tax Returns are complete and accurate in all material respects; and all material amounts of Taxes required to have been paid by or with respect to the Professional Entities, their Subsidiaries, the Transferred Assets or the Transferred Business (whether or not shown as due on all such Tax Returns) have been timely paid.

(b) Each of the Professional Entities and their Subsidiaries has timely and properly withheld and paid to the relevant taxing authority all material Taxes required to have been withheld and paid with respect to employees and third parties, and each of the Professional Entities and their Subsidiaries has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(c) To the knowledge of the HS Parties, there are no pending or threatened Tax assessments, audits, examinations, investigations or other Proceedings with respect to Taxes of the Professional Entities, their Subsidiaries, the Transferred Assets or the Transferred Business. All material deficiencies asserted in writing or assessments made in writing as a result of any examination by any taxing authority of Tax Returns filed by or with respect to the Professional Entities, their Subsidiaries, the Transferred Assets or the Transferred Business have been fully paid.

(d) There are no material Encumbrances for unpaid Taxes on any of the assets of the Professional Entities or their Subsidiaries, the Transferred Assets or the Transferred Business, other than Permitted Encumbrances.

(e) None of the Professional Entities nor their Subsidiaries is liable for the Taxes of any Person as a result of filing unitary, combined or consolidated Tax Returns. None of the Professional Entities nor their Subsidiaries has material liability for the Taxes of another Person (i) as a transferee or successor or (ii) pursuant to a binding agreement the primary purpose of which is the sharing, indemnity or allocation of Taxes.

(f) None of the Professional Entities nor their Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) None of the Professional Entities nor their Subsidiaries has granted or been requested to grant any waiver of any statutes of limitations applicable to any Taxes, and none of the Professional Entities nor their Subsidiaries has requested or been granted an extension of the time for filing any material Tax Return, which waiver or extension is still in effect.

(h) None of the Professional Entities nor their Subsidiaries will be required to include any item of income in, or exclude any material item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date that was made or requested prior to the Closing; (ii) closing agreement as described in section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition prior to the Closing; or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing. None of the Professional Entities nor their Subsidiaries has used any impermissible Tax accounting method.

(i) No written Claim has been made by a Tax authority in a jurisdiction where Tax Returns with respect to any Professional Entity or any of their Subsidiaries are not filed asserting that such Professional Entity or such Subsidiary is or may be subject to Tax in that jurisdiction. None of the Professional Entities nor their Subsidiaries (i) has a permanent establishment or fixed place of business in any other country other than the United States or (ii) is subject to income Tax filing obligations in any jurisdiction outside of the United States.

(j) Each of the Professional Entities and their Subsidiaries is and has been since its formation treated as a partnership or disregarded entity for U.S. federal, and applicable state and local, income tax purposes. Each of the Professional Entities and their Subsidiaries that is treated as a partnership for U.S. federal income tax purposes has made a valid election under Code Section 754, and such election will remain valid and in effect as of the Closing Date.

4.9 Contracts; Assets.

(a) Section 4.9(a) of the HS Disclosure Letter sets forth a correct and complete list of the Transferred Assets. Except for Legacy HS’s ownership interest in New Hearthstone, immediately following the Closing there will be no assets remaining in Legacy HS or owned by any of the HS Parties relating to the Transferred Business (other than the JV Business Retained Rights and the New Hearthstone Interests owned by Sellers).

(b) Section 4.9(b) of the HS Disclosure Letter sets forth a complete and accurate list of all Contracts, if any, between Principal or any Porath Party, on one hand, and Legacy HS or any Professional Entity or any JV/LOP Entity, or any Subsidiary or any of them, or any limited partner or other outside investor in any of the foregoing Persons, on the other hand, and also sets forth a complete and accurate list of all Contracts between Legacy HS, on one hand, and any Legacy HS or any Professional Entity or any JV/LOP Entity, or any Subsidiary or any of them, or any limited partner or other outside investor in any of the foregoing Persons, on the other hand (any contract of the type described in this Section 4.9(b), an “Affiliate Contract”). The HS Parties have provided FPH with a true and complete copy of each Affiliate Contract and, to the Knowledge of the Porath Parties, there is no condition or circumstance that constitutes, or with the giving of notice or the passage of time would constitute, a breach or default under any of the Affiliate Contracts. With the exception of the Affiliate Contracts (and specific post-Closing liabilities) identified in Section 4.9(b) of the HS Disclosure Letter as a “Continuing Affiliate Contract”, each of the Affiliate Contracts will be terminated prior to Closing and none of New Hearthstone or any Professional Entity or any JV/LOP Entity, or any Subsidiary of any of them, will have any further liability under any Affiliate Contract from and after Closing.

(c) Section 4.9(c) of the HS Disclosure Letter sets forth a true, correct and complete list of each of the following Contracts to which any of Principal, Legacy HS, any Professional Entity, or any Subsidiary of any of them, is a party or is otherwise bound, or in which any of their respective assets is bound (each, a “Material Contract”)

(i) each Contract pursuant to which Legacy HS or any Professional Entity or any Subsidiary of any of them currently leases or subleases real property to or from any Person;

(ii) each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) pursuant to which Legacy HS or any Professional Entity or any Subsidiary of any of them currently leases equipment or other personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(iii) each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that involves future payments, other residual liability, performance of services or delivery of goods or materials to or by Legacy HS (or, at Closing, New Hearthstone) or any Professional Entity of any amount or value reasonably expected to exceed $25,000 in any future twelve (12) month period;

(iv) each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) with any developer or home builder;

(v) each Contract concerning the establishment or operation or governance of a partnership, strategic alliance, joint venture, limited liability company or similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or limited liability company;

(vi) each Contract entered into at any time within the three-year period prior to the Execution Date pursuant to which Legacy HS or any Professional Entity or any Subsidiary of any of them acquired another operating business and each other Contract entered into within the three-year period prior to the Execution Date pursuant to which Legacy HS or any Professional Entity or any Subsidiary of either of them may be entitled to indemnification relating to the acquisition of any operating business;

(vii) each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which Legacy HS (or, at or following Closing, New Hearthstone) or any Professional Entity could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any Person;

(viii) each Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract;

(ix) each Contract containing any standstill or similar agreement pursuant to which Legacy HS or any of the Professional Entities has agreed not to acquire, directly or indirectly, assets or securities of another Person;

(x) each Contract that prohibits New Hearthstone or any of the Professional Entities from: (a) paying dividends or distributions in respect of the membership interests, partnership interests or other equity interests, (b) pledging membership interests, partnership interests or other equity interests or (c) incurring Indebtedness;

(xi) each Contract that limits or purports to limit, directly or indirectly, the freedom of Legacy HS or any of the Professional Entities (or, after the Closing, any of New Hearthstone or FPH or any Affiliates of either of them) to compete in any line of business or with any Person or engage in any line of business within any geographic area, or restricts, directly or indirectly, the ability of Legacy HS or any of the Professional Entities (or, after the Closing, New Hearthstone or FPH or any Affiliates of either of them) to solicit or hire any Person or solicit business from any Person, and each Contract that could require the disposition of any material assets or line of business of Legacy HS or any of the Professional Entities (or, after the Closing, New Hearthstone or FPH or any Affiliates of either of them);

(xii) each Contract creating or governing the terms of Indebtedness or guaranteeing any such obligations;

(xiii) each Contract creating or granting a material Encumbrance on any assets of Legacy HS (or, after Closing, New Hearthstone) or the Professional Entities other than purchase money security interests in connection with the acquisition of equipment and/or personal property in the Ordinary Course of Business;

(xiv) each Contract containing covenants requiring capital expenditures (unless all such capital expenditures are provided for in the Approved Budget);

(xv) each Contract between Legacy HS or any Professional Entity or any Subsidiary of any of them, on one hand, and any Affiliate of any of the foregoing, on the other hand;

(xvi) each Contract related to any settlement of any Action or any threat of any Action with amounts in controversy;

(xvii) each Contract that would reasonably be expected to prevent, materially delay or materially impair the consummation of any of the pre-Closing transactions described in Section 2.2(a) or any of the Transactions;

(xviii) each Contract with a Governmental Entity; or

(xix) each Contract under which the consequences of a default, non-renewal or termination would reasonably be expected to have a Material Adverse Effect.

(d) The HS Parties previously delivered to, or made available to, FPH current and complete copies of each written Material Contract and a written description of each oral Material Contract. Except for expirations, including any non-renewals, in the Ordinary Course of Business and in accordance with the terms of such Material Contract, each Material Contract is valid, binding and enforceable against Legacy HS or the relevant Professional Entity or the relevant Subsidiary, as the case may be, and, each other party thereto, and is in full force and effect. There is no breach or violation of, or default under, any such Material Contract by Legacy HS or any Professional Entity or any Subsidiary of any of them and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any Professional Entity or Legacy HS or any Subsidiary of any of them or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder. To the Knowledge of the HS Parties, no counterparty to any Material Contract is in breach or violation thereof.

(e) Section 4.9(e) of the HS Disclosure Letter sets forth a correct and complete list of any material Contracts related to (i) the JV Business, (ii) the Lot Option Program or (iii) the Model Sale Leaseback Program (collectively, the “JV/LOP Contracts”). Except for expirations, including any non-renewals, in the Ordinary Course of Business and in accordance with the terms of such JV/LOP Contract, each JV/LOP Contract is valid, binding and enforceable against the applicable JV/LOP Entity or the relevant Subsidiary of any JV/LOP Entity, as the case may be, and, each other party thereto, and is in full force and effect. There is no breach or violation of, or default under, any such JV/LOP Contract by any JV/LOP Entity or any Subsidiary of any of them, as applicable, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any JV/LOP Entity or any Subsidiary of any of them or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder. To the Knowledge of the HS Parties, no counterparty to any JV/LOP Contract is in breach or violation thereof.

4.10 Real Property.

(a) None of Legacy HS, the Professional Entities, New Hearthstone or any Subsidiary thereof now owns or has ever owned directly any interest in real estate (fee, tenancy in common, condominium or otherwise).

(b) Section 4.10(b) of the HS Disclosure Letter sets forth a correct and complete list of all real property leased by Legacy HS or any of the Professional Entities or any of their Subsidiaries in connection with the Transferred Business, and to the Knowledge of the HS Parties, there exists no default or event of default on the part of the landlord or any of such tenant under any such lease.

(c) Section 4.10(c) of the HS Disclosure Letter sets forth, for each project/fund managed by Legacy HS, or any Professional Entity or any Subsidiary of any of them, the name of each property/community in the project or fund, the location, the builder counterparty and total number of lots (as of a recent date).

4.11 Environmental Compliance.

(a) Except as set forth on Section 4.11(a) of the HS Disclosure Letter, with respect to the Transferred Assets:

(i) Each of Legacy HS and New Hearthstone and each Professional Entity, and each of the entities Controlled by any of them, is in compliance with all applicable Environmental Laws, except for such instances of non-compliance, if any, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any of Legacy HS or New Hearthstone or any of the Professional Entities.

(ii) To the Knowledge of the HS Parties, no Hazardous Materials are treated, stored, handled, released, discharged or disposed of by any of Legacy HS, the Professional Entities or any Subsidiary of any of them, or by any other Person at any real property leased by any of Legacy HS, the Professional Entity or any Subsidiary of any of them in violation of applicable Environmental Laws, or so as would reasonably be expected to give rise to any material Liability thereunder.

(iii) Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of Legacy HS, the Professional Entities or any Subsidiary of any of them have received any written notice from any Governmental Entity alleging any material violation of any Environmental Laws, or any material investigatory, remedial or corrective action obligations under Environmental Laws.

(iv) None of Legacy HS, New Hearthstone or any Professional Entity has received notice that it has or is alleged to have liability pursuant to any environmental indemnity, any non-recourse carveout guaranty or any other similar agreement by which it is bound.

(v) None of Legacy HS, New Hearthstone or any of the Professional Entities, or any Subsidiary of any of them, has received notice from a seller, a builder or other counterparty, of the existence of any Hazardous Materials located at or otherwise adversely impacting (or any requirement on the part of any such party, under relevant Environmental Laws, to remediate any environmental condition at) any of the property owned by any of the JV/LOP Entities, or otherwise comprising a part of the JV Business, Lot Option Program or Model Sale Leaseback Program.

(b) To the Knowledge of the HS Parties, no JV/LOP Entity nor any Subsidiary of any of them has any material outstanding liability for any environmental matter, including for monetary damages or remediation obligations as a result of any instance of a release of any Hazardous Materials or any failure to comply with any Environmental Laws, and none of the counterparties to any of the JV/LOP Entity Contracts is in material breach of any representation or warranty set forth in the applicable JV/LOP Entity Contract concerning or related to environmental matters.

4.12 Investment Advisers Act.

(a) As of the Execution Date, Legacy HS is a registered investment adviser and is in compliance in all material respects with the Investment Advisers Act of 1940 (the “Investment Advisers Act”) and the regulations adopted thereunder. The implementation by the HS Parties and New Hearthstone of the Transactions will not constitute a breach or violation of the Investment Advisers Act or any of the regulations adopted thereunder. Each of Legacy HS and New Hearthstone has timely filed all material forms, reports, registration statements, schedules and other documents (including Form ADV), together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Entity and has paid all fees and assessments due and payable in connection therewith, and such filings did not contain any material misstatement or omit to state any material fact required to be stated therein.

(b) None of Legacy HS or New Hearthstone or any of the officers or directors of either of them, or, to the Knowledge of the HS Parties, any other “person associated with” (as defined in Section 202(a)(17) of the Investment Advisers Act) Legacy HS or New Hearthstone (i) is ineligible pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser (as defined in Section 202(a)(17) of the Investment Advisers Act), (ii) has suffered any event that permits the SEC to censure or otherwise penalize such Person pursuant to Section 203(e) or 203(f) of the Investment Advisers Act, or (iii) is subject to disqualification as an “ineligible person” under Rule 206(4)-1 under the Investment Advisers Act. Neither Legacy HS nor New Hearthstone is presently the subject of any examination or, to the Knowledge of the HS Parties, any investigation by the SEC, the U.S. Department of Justice or any other regulatory authority. There is no Proceeding pending or, to the Knowledge of the HS Parties, contemplated by any Governmental Entity, that would reasonably be expected to result in (i) the ineligibility of Legacy HS or New Hearthstone or any officers or directors of either of them, or, to the Knowledge of the HS Parties, any other “person associated with” (as defined in Section 202(a)(17) of the Investment Advisers Act) either of them, to serve in any such capacities, or any other sanction or penalty pursuant to Section 203(e) or 203(f) of the Investment Advisers Act or (ii) any such Person’s disqualification under Rule 206(4)-1 under the Investment Advisers Act.

(c) None of Legacy HS, New Hearthstone, any Professional Entity or any Subsidiary of any of them has obtained any exemptive order, “no-action” letter or similar relief from the SEC, and no request for any such order or other relief is pending.

(d) Legacy HS has provided FPH with a complete copy of each Form PF and amendment or supplement thereto (if any) filed by since January 1, 2022.

(e) None of the HS Parties has, within the past five (5) years, received any complaint or allegation of wrongdoing (in writing or otherwise) of a material nature from any advisory client of Legacy HS or any investor in any advisory client of Legacy HS.

(f) None of Legacy HS, New Hearthstone, any Professional Entity or any Subsidiary of any of them has circulated offering documents subjecting it to private fund restrictions under the Investment Advisers Act or has been, or has been required to be, a Qualified Professional Asset Manager under the ERISA QPAM Exemption, Prohibited Class Exemption 84-14.

(g) There are no Contracts that require Legacy HS to be a Registered Investment Adviser or that require notice to, or consent from, any Person in connection with Legacy HS’ deregistration or withdrawal from registration as a Registered Investment Adviser.

4.13 Transferred Assets

(a) Except as disclosed on Section 4.13(a) of the HS Disclosure Letter, the Transferred Assets represent all of the Legacy HS’ and the Porath Parties’ right, title and interest in and to all assets, property, Contracts, rights and Claims owned or held by any of Legacy HS and the Porath Parties in connection with the Transferred Business.

(b) As of the Execution Date and as of immediately before the transactions described in Section 2.2(a), Legacy HS owns all of the Transferred Assets and no other Person has any ownership interest in any of the Transferred Assets.

(c) Except as specifically listed on Section 4.13(c) of the HS Disclosure Letter, no consent or approval of any other Person, or prior notice to any other Person, is required for the HS Parties to contribute the Transferred Assets to New Hearthstone as provided in Section 2.2.

(d) At Closing, New Hearthstone will own all right, title and interest in and to the Transferred Assets and the Transferred Business, free and clear of any Encumbrances (other than Permitted Encumbrances). Following the contributions described in Section 2.2(a), New Hearthstone will be sufficient in all material respects to conduct the Transferred Business in substantially the same manner in which the Transferred Business is being conducted by the HS Parties as of the Execution Date, and, except as contemplated by the Secondment Agreement or otherwise contemplated by this Agreement, New Hearthstone and its Subsidiaries will not need to rely on the assets or services of any HS Party or any Affiliate thereof to be able to conduct the Transferred Business following Closing.

4.14 Insurance. Section 4.14 of the HS Disclosure Letter identifies each insurance policy and fidelity bond currently being maintained by Legacy HS and/or the Professional Entities in connection with its ownership and operation of the Transferred Assets (the “Business Insurance Policies”). There are no material Claims by Legacy HS or New Hearthstone or any Professional Entity or any Affiliate of any of them pending under any Business Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Business Insurance Policies. Each of the Business Insurance Policies is in full force and effect, and Legacy HS is not in material default under any Business Insurance Policy. Legacy HS has made available to FPH copies of each of the Business Insurance Policies.

4.15 Intellectual Property. Section 4.15 of the HS Disclosure Letter identifies all Registered Intellectual Property rights owned (or purported to be owned) by Legacy HS or its Affiliates that are used or held for use in connection with the ownership and operation of the Transferred Business (“Registered IP”) as of the Execution Date.

4.16 IT Assets. Section 4.16 of the HS Disclosure Letter sets forth a list, as of the Execution Date, of all of the material IT Assets owned, leased, or licensed, and used by Legacy HS, the Professional Entities or any of their Subsidiaries in connection with the Transferred Business. The IT Assets listed on Section 4.16 of the HS Disclosure Letter are sufficient in all material respects for the current needs of the Transferred Businesses as of the Execution Date.

4.17 Investment Allocation Policies. Legacy HS and Professional Entities have complied, and presently are in compliance, with the investment allocation policies applicable to each of the fund and joint venture relationships arranged by in the Hearthstone business, and none of the HS Parties has received any written notice asserting or alleging any breach or non-compliance by any HS Party or any Subsidiary thereof with respect to any such investment allocation policy.

4.18 No Other Representations or Warranties. Notwithstanding anything to the contrary in this Agreement, except for the representations and warranties expressly made by HS Parties in this ARTICLE III or ARTICLE IV or in any other Transaction Documents (it being understood, for the avoidance of doubt, that this provision will not be construed as negating or overriding any undertaking made by an HS Party in any other written agreement delivered thereby at or after the Execution Date), none of the HS Parties or their respective Representatives on their behalf has made, or shall be deemed to have made, any other express or implied representations or warranties, either written or oral, with respect to the Transferred Business or the transactions contemplated by this Agreement (including as to the future revenue, profitability or success of the Transferred Business).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FPH

FPH hereby represents and warrants to the HS Parties as of the date hereof and, at Closing, as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date), except as disclosed in the corresponding sections or subsections of the disclosure letter delivered by the FPH to the HS Parties prior to the Execution Date or as provided in Section 10.9(h) (the “FPH Disclosure Letter”), as follows:

5.1 Organization, Good Standing and Qualification. FPH is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

5.2 Authority; Approval. FPH has the organizational right, power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is or will become a party, and to perform its obligations hereunder and thereunder and has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and any other Transaction Documents to which it is or it will become a party. This Agreement and each other applicable Transaction Document has been or, if applicable, at Closing will be, duly executed and delivered by FPH and constitutes or shall constitute a valid and binding agreement of FPH enforceable in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) to the extent that enforceability may be limited by general equitable principles and by Laws related to the availability of specific performance, injunctive relief or other equitable remedies.

5.3 Non-Contravention. The execution, delivery and performance by FPH of this Agreement and the other Transaction Documents to which it is or becomes a party, and the consummation of the Transactions, do not and will not (a) violate any provision of any FPH organizational documents, (b) to the Knowledge of FPH, result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of FPH under, or result in a loss of any benefit to which FPH is entitled under, any Contract to which FPH is a party or result in the creation of any material Encumbrance upon any asset of FPH or (c) to the Knowledge of FPH, violate or result in a breach of or constitute a material default under any Law to which FPH is subject, other than, in the case of clauses (b) and (c), breaches, violations or Encumbrances that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay FPH’s ability to perform its obligations under this Agreement or the other Transaction Documents.

5.4 Finders’ Fees. None of FPH or any of its directors, employees or officers has employed any investment banker, broker or finder or incurred or will incur any Liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions.

5.5 Litigation. As of the date of this Agreement, there is no civil, criminal, administrative or other Action pending or, to the Knowledge of the FPH, threatened against FPH, which would reasonably be expected to adversely affect or prohibit the consummation of the Transactions.

5.6 No Other Representations or Warranties. Notwithstanding anything to the contrary in this Agreement, except for the representations and warranties expressly made by FPH in this ARTICLE V (as modified by the related portions of the FPH Disclosure Letter) or in any other Transaction Document (it being understood, for the avoidance of doubt, that this provision will not be construed as negating or overriding any undertaking made by FPH in any other written agreement delivered thereby at or after the Execution Date), neither FPH nor any of its Representatives, on its behalf, has made, or shall be deemed to have made, any other express or implied representations or warranties, either written or oral, with respect to the Transferred Business or the transactions contemplated by this Agreement (including as to the future revenue, profitability or success of the Transferred Business).

ARTICLE VI

COVENANTS

6.1 Conduct of Business.

(a) Except as described in Section 6.1(a) of the HS Disclosure Letter, or as otherwise expressly required or permitted by this Agreement, the HS Parties covenant and agree that, during the period from the Execution Date until the Closing or the earlier termination of this Agreement, unless FPH shall otherwise approve in writing, and except as required by applicable Laws, (1) the business of Legacy HS and New Hearthstone and the Professional Entities, and their respective Subsidiaries shall be conducted only in the Ordinary Course of Business and, to the extent consistent therewith, the HS Parties will, and will cause all such entities to, use their respective commercially reasonable efforts to preserve the business organization of such entities intact and maintain existing relations with key Governmental Entities, partners/investors, customers (including home builders with whom Legacy HS does business), suppliers, distributors, vendors, developers, employees and other similar third parties and (2) the HS Parties will not, and will not permit any of Legacy HS or any Professional Entity or any Subsidiary of any of them (including New Hearthstone) to:

(i) adopt any change in its organizational documents, other than, with respect to New Hearthstone, as required under this Agreement or any of the other Transaction Documents;

(ii) merge or consolidate with any other Person, acquire assets outside of the Ordinary Course of Business from any other Person or restructure, reorganize, dissolve or completely or partially liquidate or subject Legacy HS, any Professional Entity, New Hearthstone or any Subsidiary of any of them to any bankruptcy, receivership, insolvency or similar Proceeding or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or Encumbrance of, any partnership, membership or other equity interests of Legacy HS, the Professional Entities or any Subsidiary of any of them or any securities convertible or exchangeable into or exercisable for any partnership, membership or other similar ownership interests, or any options, warrants or other rights of any kind to acquire any partnership, membership or other similar ownership interests in Legacy HS, the Professional Entities or any Subsidiary of any of them, in each case other than, with respect to New Hearthstone, as required or expressly permitted under this Agreement or any of the other Transaction Documents;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or Encumbrance of, any New Hearthstone Interests (other than the issuance of New Hearthstone Interests to Legacy HS and FPH in connection with the transactions contemplated under this Agreement);

(v) permit any of Legacy HS, New Hearthstone, any Professional Entity or any Subsidiary of any of them to adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any ownership interests of Legacy HS, any Professional Entity or any Subsidiary of any of them or securities convertible or exchangeable into or exercisable for any partnership, membership or other equity interests;

(vii) declare, set aside, make or pay any dividend or other distribution in respect of capital stock in Legacy HS or repurchase, redeem or otherwise acquire any outstanding shares of any capital stock of Legacy HS or other securities of, or other ownership interests in, Legacy HS, except as required or permitted under this Agreement or any of the other Transaction Documents;

(viii) grant, extend, waive or modify any material rights in or to, or acquire, exchange, sell, assign, lease, license, transfer, let lapse, abandon or otherwise dispose of, or incur any Encumbrances or permit any Encumbrances to be imposed on (other than Permitted Encumbrances) any assets, other than in the Ordinary Course of Business or in connection with the dispositions of surplus, obsolete or worthless assets that will not be useful to the operation of New Hearthstone or any Professional Entity or any Subsidiary thereof;

(ix) make any loans, advances, guarantees or capital contributions to or investments in any Person other than in the Ordinary Course of Business;

(x) incur or extinguish any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Legacy HS, New Hearthstone or any Professional Entity or any Subsidiary of any of them, except for draws in the Ordinary Course of Business on existing facilities;

(xi) make or authorize any capital expenditures (other than the capital expenditures provided for in the Approved Budget);

(xii) other than in the Ordinary Course of Business, (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the Execution Date or (B) terminate, amend or modify, or waive any material rights under, any material Contract;

(xiii) amend, modify, cancel, or waive any debts or Claims held by it or waive any rights in connection therewith;

(xiv) make any changes with respect to its accounting policies or procedures, except to the extent required by changes in Law or GAAP;

(xv) (A) commence any Action or (B) settle any Action for an amount in excess of $100,000 or settle any other obligation or liability of Legacy HS or any Professional Entity or any Subsidiary of any of them in excess of such amount;

(xvi) permit New Hearthstone or any Professional Entity or any Subsidiary of any of them to (A) make, revoke or change any material Tax election, (B) change any annual accounting period, (C) adopt, elect or change any material method of accounting for Tax purposes, (D) enter into any Tax sharing agreement or closing agreement with respect to a material amount of Taxes, (E) file or amend any material Tax Return, (F) settle any material Tax Claim, audit or assessment, (G) fail to timely file any income or other material Tax Return, (H) surrender any material right or Claim to a refund of Taxes, (I) initiate any voluntary Tax disclosure to a Governmental Entity or (J) take any of the foregoing actions with respect to the Transferred Business or Transferred Assets;

(xvii) except as required pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement and set forth in Section 6.1(a)(xvii) of the HS Disclosure Letter, or as otherwise required by applicable Law or the terms of this Agreement, (A) increase in any material manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Legacy HS Employee or any other current service provider (who is a natural person) to Legacy HS, New Hearthstone, any Professional Entity or any Subsidiary of any of the foregoing, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, (E) hire any Legacy HS Employee to New Hearthstone, any Professional Entity or any Subsidiary of any of the foregoing, or (G) terminate the employment or engagement of any Legacy HS Employee or any other current service provider (who is a natural person) to Legacy HS, New Hearthstone, any Professional Entity or any Subsidiary of any of the foregoing other than for cause;

(xviii) become a party to, establish, adopt or enter into any collective bargaining or other labor union contract or agreement, or certify any labor union, labor organization, works council or groups of employees as the bargaining representative for any Legacy HS Employees;

(xix) waive, release, amend or fail to enforce the restrictive covenant obligations of any Legacy HS Employee or other current or former service provider (who is a natural person) to Legacy HS, New Hearthstone, any Professional Entity or any Subsidiary of any of the foregoing;

(xx) (A) fail to pay or satisfy when due any material account payable or other material Liability, other than any such Liability that is being contested in good faith by Legacy HS, a Professional Entity, New Hearthstone, or a Subsidiary of any of the foregoing or (B) accelerate the collection of receivables or delay, in any material respect, the payment of payables of Legacy HS or New Hearthstone or any Professional Entity or any Subsidiary of any of them in a manner inconsistent with the Ordinary Course of Business;

(xxi) fail to keep current and in full force and effect, or to apply for or renew, any material permit, approval, authorization, consent, license, registration or certificate issued by any Governmental Entity;

(xxii) cancel or terminate any material insurance policy or cause any of the coverage thereunder to lapse (unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies, for premiums at not more than current market rates, are in full force and effect);

(xxiii) take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in ARTICLE VII not being satisfied; or (xxiv) agree, authorize or commit to do any of the foregoing.

6.2 Efforts.

(a) Cooperation and Efforts to Consummate the Transactions. Subject to the terms and conditions set forth in this Agreement, the HS Parties shall, and shall cause New Hearthstone to, cooperate with each other and with FPH and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary on their part under this Agreement or applicable Laws to consummate the Transactions as promptly as reasonably practicable and not to take any action after the Execution Date that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b) Status Updates. Subject to applicable Laws and as required by any Governmental Entity, the HS Parties, on one hand, and FPH, on the other hand, shall each (i) keep the other apprised of the status of matters relating to consummation of the Transactions, and (ii) promptly furnish the other with copies of notices or other material or substantive communications (or, if no such copies are available, a reasonably detailed written description thereof) received by them or any of their respective Affiliates or Subsidiaries, as the case may be, from any third party and/or any Governmental Entity with respect to the Transactions.

(c) Exchanging Information. The HS Parties and New Hearthstone, on one hand, and FPH, on the other hand, shall each, upon request by the other and, subject to applicable Law, furnish the other with all information concerning itself, its directors, officers and owners and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of FPH or any of its Affiliates or the HS Parties to any Governmental Entity in connection with the Transactions.

6.3 JV Business; Lot Option Program; Model Sale Leasebacks. The HS Parties and New Hearthstone covenant and agree that, during the period from the Execution Date until the Closing or the earlier termination of this Agreement, unless FPH shall otherwise approve in writing, or except as specifically required by the terms of any agreements listed on Section 6.3 of the HS Disclosure Letter, none of Legacy HS or New Hearthstone or any Professional Entity or JV/LOP Entity, directly or through any other Person, shall agree to increase the scope of, or the capital commitments to, any existing project or program, form or commit to form any new entity to serve in a capacity comparable to that of the existing Professional Entities or the funds they manage, or cause or permit any Professional Entity or any JV/LOP Entity or any Subsidiary of any of them to enter into any binding agreement for, or commit to enter into any documentation for, any additional joint venture or Lot Option Program or any model home sale/leaseback arrangement, or to begin to pursue any other line of business.

6.4 Acquisition Proposals.

(a) No Solicitation or Negotiation. Legacy HS and FPH agree that the “Exclusivity Period” as that term is used in the Confidentiality Agreement, is hereby extended and shall now continue until the Closing Date or, if sooner, the termination of this Agreement by one or both of the parties hereto in accordance with the terms hereof. In addition, each of the HS Parties agrees to, and to cause all members of the Hearthstone Group (as defined in the Confidentiality Agreement) to, comply with the exclusivity provisions set forth in the Confidentiality Agreement (specifically, Sections 1 and 2 of the first amendment thereto) as modified in the preceding sentence.

(b) Notice. Each of the HS Parties agrees that it will promptly (and, in any event, within 24 hours) notify FPH if any inquiry, proposal or offer with respect to an Acquisition Proposal (as defined in the Confidentiality Agreement) is received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, such HS Party or any other member of the Hearthstone Group indicating, in connection with such notice, the name of the Person making the inquiry, proposal or offer and the material terms and conditions of any such proposal or offer (including, if applicable, copies of any written request, proposal or offer, including any proposed agreement) and thereafter shall keep FPH informed, on a current basis, of the status and terms of any such proposal or offer (including any amendment thereto).

6.5 Third-Party Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the HS Parties shall use all commercially reasonable efforts to obtain and deliver to FPH at or prior to the Closing each of the consents, waivers and approvals described in Section 6.5 of the HS Disclosure Letter, in each case, in form and substance approved by FPH in its sole discretion, and, if applicable, any and all other consents, waivers or approvals that are identified after the date hereof and are necessary for the HS Parties to consummate the Transactions or which, if not obtained prior to Closing could reasonably be expected to interfere in any material respect with the business or operations of New Hearthstone or its ability to continue to own and operate any of the Professional Entities and the Subsidiaries thereof in the manner being operated by them as of the Execution Date. In connection therewith, none of the HS Parties nor any of their Affiliates or

Subsidiaries shall (a) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (b) amend, supplement or otherwise modify any such Contract or (c) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any third-party consents without the prior written consent of FPH in its sole discretion. Legacy HS shall, upon reasonable request from FPH, furnish FPH with all material information concerning Legacy HS’s efforts to obtain these third-party consents. Notwithstanding the foregoing, the Parties agree that all Change of Control Obligations, if any, owing prior to or following the Closing, will be borne and promptly paid by the HS Parties when due, and the HS Parties shall indemnify New Hearthstone and FPH and each Professional Entity in full and to defend them from and against any Claims for unpaid Change of Control Obligations and for all costs and expenses (including fees and expenses of counsel, accountants and other professional advisers) incurred by New Hearthstone and FPH in connection with any such Claim.

(b) Notwithstanding anything to the contrary contained herein, in no event shall any of the HS Parties or their Affiliates or Subsidiaries amend or otherwise modify any Contracts set forth on Section 7.2(e) of the HS Disclosure Letter or any other Material Contract to obtain any consent of a third party contemplated by this Section 6.5 without the prior written consent of FPH.

6.6 Pre-Closing Access. Subject to applicable Law, upon reasonable advance notice, the HS Parties shall, and shall cause each Professional Entity and any Subsidiary of any HS Party or Professional Entity to, afford FPH’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its employees, properties, books, Contracts and records and, during such period, Legacy HS shall, and shall cause its Subsidiaries to, furnish promptly to FPH all information concerning its business, properties and personnel as FPH may reasonably request; provided, that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any Legacy HS representation; provided, further, that the foregoing shall not be construed as requiring any of the HS Parties to permit any inspection, or to disclose any information, that in the reasonable judgment of the Principal would result in the disclosure of any Trade Secrets of third parties or violate any obligation of an HS Party or a Professional Entity with respect to confidentiality, provided that the HS Parties shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 6.6 shall be directed to Persons designated by the Principal.

6.7 Publicity. No press or other public announcement, or public statement or comment in response to any inquiry, relating to the transactions contemplated by this Agreement or the terms hereof shall be issued or made by any Party without the joint approval of both FPH and Legacy HS; provided that a press release or other public announcement, regulatory filing, statement or comment made without such joint approval shall not be in violation of this Section 6.7 if it is made in order for the disclosing Party or any of its Affiliates to comply with applicable Laws or stock exchange rules and in the reasonable judgment of the Party making such release or announcement, based upon advice of outside counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such applicable Laws or rules; and provided further that in all instances prompt notice from one Party to the others shall be given with respect to any such release, announcement, statement or comment. Notwithstanding anything to the contrary herein, neither Party shall disclose any information regarding the Transaction, except as provided in this Section 6.7 or Section 6.8.

6.8 Confidentiality.

(a) The terms of the Confidentiality Agreement are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate.

(b) From and following the Closing, each of the HS Parties, severally and not jointly, hereby agrees with FPH that such HS Party will not, and that such HS Party will cause its Affiliates, stockholders, partners, members, directors, officers, agents and representatives not to, directly or indirectly, without the prior written consent of FPH, disclose or use any Confidential Information; provided, that the provisions of this Section 6.8 will not prohibit any retention of copies of records or disclosure (x) required by applicable Law so long as, to the extent practicable, reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (y) made in connection with the enforcement of any right or remedy relating to this Agreement or any Transaction Document. Each of the HS Parties, severally and not jointly, agrees that such HS Party will be responsible for any breach or violation of the provisions of this Section 6.8 by any of such HS Party’s Affiliates, stockholders, partners, members, directors, officers, agents or representatives.

6.9 Post-Closing Obligations to Transferred Employees.

(a) The Parties intend that there shall be continuity of employment with respect to the Legacy HS Employees as set forth below. Each Legacy HS Employee who is offered and timely accepts FPC Management’s offer of employment and commences employment with FPC Management shall be considered a “Transferred Employee.” No later than fifteen (15) Business Days prior to the contemplated Closing Date, the HS Parties shall provide FPH with an updated Employee Census reflecting any changes to the Legacy HS Employee population.

(b) If the Closing takes place prior to January 1, 2026, following the Closing Date, the Legacy HS Employees will remain employed by Legacy HS and provide services to FPC Management (which, in turn, will make the employees available to New Hearthstone) via secondment as reflected in the Legacy HS Secondment Agreement. Prior to the Hire Date, FPC Management shall make written offers of employment to each Legacy HS Employee, in each case the terms set forth in Section 6.9(b) of the FPH Disclosure Letter for that Legacy HS Employee (the “Employment Terms”), providing for employment with FPC Management commencing on the later of (i) the end of secondment arrangement on January 1, 2026 and (ii) the Closing Date (the later of (i) and (ii), the “Hire Date”); provided, that, notwithstanding the foregoing, the Key Employees identified on Section 6.9(b) of the FPH Disclosure Letter will enter into employment arrangements with FPC Management on the Execution Date that will be effective on the Hire Date.

(c) Notwithstanding anything to the contrary in this Section 6.9, unless required by applicable Law, FPC Management shall not be required to make an offer of employment to any Inactive Employee, provided, that if any such Inactive Employee is able to re-commence active employment and presents himself or herself to Legacy HS for active employment, with or without restrictions, prior to the Hire Date, then FPC Management shall make such Inactive Employee a written offer of employment (commencing on the Hire Date) on the terms therefor as set forth in Section 6.9(b) of the FPH Disclosure Letter.

(d) For the avoidance of doubt, each Transferred Employee will remain on Legacy HS’ payroll and participate in the Benefit Plans through 11:59 PM (local time at the Transferred Employee’s principal employment location) on the day immediately prior to the Hire Date with respect to such Transferred Employee (the “Benefits Effective Time”). As of the Benefits Effective Time, (i) each such Transferred Employee shall cease to be entitled to receive or accrue any additional benefits under any such Benefit Plans with respect to services rendered or, subject to applicable Laws, compensation paid after the Benefits Effective Time, (ii) each applicable Transferred Employee’s active participation in each of the Benefit Plans shall terminate, and (iii) each Transferred Employee shall become eligible to commence participation in the benefits plan of FPH; provided, however, that Transferred Employees who are enrolled in the flexible spending plan at Legacy HS for the plan period that runs from June 1, 2025 through May 31, 2026 will not be eligible to participate in Five Point’s high-deductible/health spending account plan commencing until January 1, 2027.

(e) On the Hire Date, Legacy HS will make a cash payment to each Transferred Employee in an amount equal to the Transferred Employee’s accrued and unused vacation days and paid time off to which the Transferred Employee is entitled as of the Benefits Effective Time, less applicable withholding Taxes; provided, that New Hearthstone shall reimburse Legacy HS for or otherwise cover the cost of the aggregate vacation payments made to the Transferred Employees in an amount up to and not to exceed $340,000.

(f) FPH shall give each Transferred Employee full service credit for purposes of eligibility, seniority, vesting and benefit level and accrual, in each case under the employee benefit plans, employee arrangements, policies and programs (except for benefit accrual under any defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits and to the extent such service credit would result in a duplication of benefits or compensation available to such Transferred Employee for the same period of service and, for the avoidance of doubt, no service credit shall be granted for any purposes under any equity or equity-based plan or arrangement) maintained by FPH in which such Transferred Employee participates for such Transferred Employee’s service with the HS Parties or its Affiliates or predecessors to the same extent recognized by the HS Parties immediately prior to the Hire Date with respect to such Transferred Employee. With respect to any welfare benefit plans maintained by FPH for the benefit of any Transferred Employee after the Hire Date with respect to such Transferred Employee, subject to Section 6.9(d)(iii), FPH shall use commercially reasonable efforts to (i) waive any eligibility and participation requirements, pre-existing condition limitations, actively at work requirements, exclusions and service conditions, but only to the same extent previously met or waived under a comparable Benefit Plan, (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Transferred Employee with respect to a comparable Benefit Plan, and (iii) with respect to any medical plan, take commercially-reasonable efforts to waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to Transferred Employees or their dependents following the Closing. Subject to any limitations or requirements imposed by Law, for the twelve (12) months immediately following the Hire Date, FPH shall, and shall cause its Affiliates and the FPC Management, provide to the Transferred Employees with compensation opportunities and employee benefits that are no less favorable than the Employment Terms.

(g) As of the Hire Date.

(i) Except as set forth in Section 6.9(e) with respect to vacation payments, New Hearthstone (directly or through its arrangement with FPC Management) shall assume all Liabilities related to the Transferred Employees that first accrue following the Hire Date (other than any Liabilities covered by clause (ii) of this Section 6.9).

(ii) The HS Parties and their Affiliates (other than New Hearthstone and its Subsidiaries) shall retain and bear all Liabilities related to the following:

(A)

the employment or termination of employment of any Legacy HS Employee with the HS Parties or any of their Affiliates on or prior to the Hire Date, whether or not such Liability arises on, prior to or following the Hire Date; and

(B)

any Legacy HS Employee or other current or former service provider of the HS Parties of any of their Affiliates who does not become a Transferred Employee (including, without limitation, any Legacy HS Employee who is not identified as a Legacy HS Employee and any Legacy HS Employee who rejects (or does not timely accept) FPH’s or its Affiliate’s offer of employment on terms consistent with Section 6.9(b) and any Inactive Employee who does not return to active work within the time frame specified in Section 6.9(c), whether such Liabilities arise on, prior to or following the Hire Date; and

(C)	any Benefit Plan.

(h) The HS Parties agree that, notwithstanding the terms of any restrictive covenant obligation between any member of the HS Parties and any Legacy HS Employee, such Legacy HS Employee shall be permitted to provide services to FPH and its Affiliates (including New Hearthstone and its Subsidiaries) following Closing and also in his or her capacity as a Transferred Employee following the Hire Date, and none of the HS Parties will seek to enforce the terms of any such restrictive covenant following the Hire Date with respect to such Transferred Employee’s services to FPH and its Affiliates (including New Hearthstone and its Subsidiaries). To the extent assignable under applicable Law, the HS Parties (or the applicable member thereof) hereby assign all restrictive covenant obligations of any Legacy HS Employee to FPH and its applicable Affiliates, and FPH and its Affiliates shall have the right, but not the obligation, to enforce such restrictive covenants (and, to the extent that any such restrictive covenants cannot be assigned under applicable Law, the HS Parties (or the applicable member thereof) hereby recognize FPH and its Affiliates as a third-party beneficiary with respect to any such restrictive covenant obligations).

(i) Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Benefit Plan, (2) prevent FPC Management or any of its Affiliates from amending or terminating any of their benefit plans in accordance their terms, (3) prevent FPC Management or any of its Affiliates, after the Hire Date, from terminating the employment or service of any Transferred Employee or any Person, or (4) create any third-party beneficiary rights in any employee or other current or former service provider of the HS Parties, including any Legacy HS Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Employee by FPC Management or under any benefit plan which FPC Management or any other Affiliate of FPH may maintain.

(j) FPH agrees that during the period commencing on Closing Date and ending on December 31, 2026, it will not, and will not permit FPC Management or New Hearthstone to, terminate the employment of any Key Employee without cause (to be determined in a manner consistent with the term “Cause” as used in the LLC Agreement with respect to Principal and taking into account that the Key Employee may be employed by Legacy HS and not by New Hearthstone or FPC Management for a portion of that period), in each case without the prior written consent of the HS Member Representative (as defined in the LLC Agreement).

(k) FPH shall not, and shall cause its Affiliates not to, at any time prior to December 31, 2026, decrease the base salary, target bonus or bonus structure of any Key Employee payable by or on behalf of New Hearthstone to an amount below the compensation included in Section 6.9(b) of the FPH Disclosure Letter, or change the office location of any Key Employee.

6.10 Tax Matters.

(a) Transfer Taxes. Any transfer, excise, stamp, documentary, sales, use, registration, value-added, filing, recordation or other similar Taxes, fees and charges incurred in connection with the transactions contemplated by Section 2.2 (collectively, “Transfer Taxes”) shall be paid and borne by the Porath Parties and Legacy HS.

(b) Tax Classification and Section 754 Elections. Each of New Hearthstone, the Professional Entities and their Subsidiaries is and has been since its formation treated as a partnership or disregarded entity for U.S. federal, and applicable state and local, income tax purposes. To the extent that New Hearthstone, any Professional Entity or any of their Subsidiaries is treated as a partnership and does not have a valid election under Section 754 of the Code in place as of the Closing Date, the Parties shall cause such entities to make a valid election under Section 754 of the Code for the taxable year that includes the Closing Date.

(c) Intended Tax Treatment. For U.S. federal (and applicable state and local) income Tax purposes, the Parties intend that,

(i) the contribution of the Transferred Assets by Legacy HS and MP Revocable Trust, as described in Section 2.2(a) of this Agreement shall be treated as a contribution of property in exchange for interests in New Hearthstone in a transaction described in Section 721(a) of the Code; and

(ii) the purchase by FPH Member of (1) the Legacy HS Units Sold and (2) the MP Revocable Trust Units Sold, all as described in Section 2.2(b) of this Agreement shall be treated as a purchase and sale of partnership interests governed by Sections 1001 and 741 of the Code.

(d) Purchase Price Allocation. As soon as practicable, but no later than ninety (90) days after the Closing Date, FPH shall deliver an illustrative schedule allocating the HS Purchase Price and the MP Purchase Price among the different asset classes of the Company under Section 1060 of the Code (including for purposes of Code Sections 743(b)) (the “Allocation Schedule”). For purposes of allocating amounts to “unrealized receivables” or “inventory items” as described in Section 751(a) of the Code (the “Hot Assets”), the Allocation Schedule shall be prepared in accordance with the Allocation Methodology. The HS Parties and FPH shall cooperate in good faith to agree upon the Allocation Schedule. To the extent any disagreements cannot be resolved within thirty (30) days following the delivery of the Allocation Schedule, the HS Parties and FPH shall refer the dispute to the Accountant in accordance with the procedures set forth in Section 2.4, mutatis mutandis; provided that any determination by the Accountant shall be made in a manner that is consistent with the Allocation Methodology. The Parties each agree to file, or to cause Newco to file, IRS Form 8308 and all federal, state and local Tax Returns in accordance with the Allocation Schedule as ultimately agreed upon by the Parties or as determined by the Accountant (the “Final Allocation Schedule”); provided that, for the avoidance of doubt, the Final Allocation Schedule shall in no way constrain FPH’s allocations for GAAP reporting purposes, which shall be determined by FPH in its sole discretion. The Parties agree to amend the Final Allocation Schedule, as necessary, to reflect any payments made pursuant to Section 2.4(i).

6.11 Insurance. FPH, New Hearthstone and Legacy HS shall implement the insurance coverage and allocate costs and expenses associated with such coverage as set forth on Section 6.11 of the FPH Disclosure Letter.

6.12 Lock-Up Period.

(a) If FPH elects to deliver any of the HS Purchase Price in the form of FPH Shares, then from the Execution Date through the third (3rd) anniversary of the Closing Date (the “Lock-Up Period”), Legacy HS agrees, and each of Principal and each other HS Party agrees, that none of them will cause or permit Legacy HS, directly or indirectly, to (i) offer for sale, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of said FPH Shares or (ii) enter into any put, swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such FPH Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of FPH Shares or other securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing.

(b) In addition, if (A) during the last 17 days of the Lock-Up Period, FPH issues an earnings release or material news, or a material event relating to FPH occurs, or (B) prior to the expiration of the Lock-Up Period, FPH announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this Section 6.12 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, unless FPH waives such extension in writing. Legacy HS, Principal and each other HS Party further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Section 6.12 during the period from the Execution Date to and including the 34th day following the expiration of the Lock-Up Period, it will give written notice thereof to FPH and will not consummate such transaction or take any such action unless it has received confirmation from FPH that the Lock-Up Period (as such may have been extended pursuant to his paragraph) has expired.

6.13 Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to the Obligations of FPH, the HS Parties and New Hearthstone. The obligations of the Parties to effect the Closing are subject to the satisfaction (or written waiver by each of FPH and Principal) at or prior to the Closing of the following conditions:

(a) Orders and Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law that restrains, enjoins or otherwise prohibits consummation of the Transactions;

7.2 Conditions to the Obligations of FPH. The obligation of FPH to effect the Closing is also subject to the satisfaction (or written waiver by FPH) at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The HS Parties’ Fundamental Representations shall be true and correct in all respects (other than in de minimis respects) as of the Execution Date and as of the Closing as though made on and as of the Closing Date (except to the extent the Fundamental Representations were made, by their terms, only as of a specific date, in which case such Fundamental Representations shall be true and correct in all respects (other than in de minimis respects) only as of such earlier date).

(ii) The other representations and warranties of the HS Parties set forth in ARTICLE IV shall be true and correct (without giving effect to any “material”, “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties, other than materiality qualifiers describing the required contents of a section or subsection of the HS Disclosure Letter, which shall not be disregarded) as of the Closing, as though made on and as of the Closing Date (except to the extent that such representation and warranty, was, by its terms, made only as of an earlier date, in which case such representation and warranty shall be so true and correct only as of such earlier date), except, for such failures to be so true and correct that is not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of the Obligations of the HS Parties. The HS Parties shall have performed and complied in all material respects with the covenants required to be performed by them under this Agreement on or prior to the Closing Date.

(c) Certificate. FPH shall have received a certificate, signed by Principal, acting in his individual capacity and also on behalf of Legacy HS and New Hearthstone, and dated as of the Closing Date, certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) No Material Adverse Effect. From the Execution Date through the Closing Date there shall not have occurred any change, effect, event, occurrence, circumstance or development that has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(e) Consents. The HS Parties shall have obtained the consent or approval of each Person set forth on Section 7.2(e) of the HS Disclosure Letter in form and substance acceptable to FPH in its sole discretion.

(f) Closing Deliveries. The HS Parties shall have timely delivered or caused to be delivered, and shall have caused New Hearthstone to have timely delivered or caused to be delivered, to FPH each of the items required to be delivered to FPH pursuant to Section 2.3.

(g) Continued Employment. Principal shall remain an employee of Legacy HS and shall not have rescinded his acceptance of the terms of employment with FPC Management that was delivered to FPH concurrent with the parties entering into this Agreement.

7.3 Conditions to the Obligations of the HS Parties. The obligation of the HS Parties and New Hearthstone to effect the Closing is also subject to the satisfaction (or written waiver by the HS Parties) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of FPH set forth in ARTICLE V shall be true and correct in all material respects as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty, by its terms, was given only as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date).

(b) Covenants. FPH shall have performed and complied in all material respects with the covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Certificate. The HS Parties shall have received a certificate, signed by a duly authorized officer of FPH and dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Closing Deliveries. FPH shall have timely delivered or caused to be delivered to the HS Parties the items required to be delivered to the HS Parties pursuant to Section 2.3(a).

7.4 Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Section , 7.2 or 7.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement or an action taken by such Party in violation of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of FPH and Principal;

(b) by either FPH or Principal, by giving written notice of such termination to the other Party, if:

(i) the Closing shall not have occurred on the first anniversary of the Execution Date (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1 shall not be available to FPH or Principal if such party or any of its Affiliates has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred on or prior to the Outside Date; or

(ii) any Order permanently restraining, enjoining or otherwise prohibiting the Closing shall become final and non-appealable;

(c) by Principal if FPH shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would cause or result in the failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) is not curable or, if curable, is not cured before the earlier of (A) thirty (30) days after written notice thereof is given by Principal to FPH (provided FPH is diligently pursuing a cure) and (B) the Outside Date; provided, that Principal shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if any of the HS Parties or New Hearthstone is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would cause the failure of a condition set forth in Section 7.1 or Section 7.2.

(d) by FPH if any of the HS Parties or New Hearthstone shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would cause or result in the failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) is not curable or, if curable, is not cured before the earlier of (A) thirty (30) days after written notice thereof is given by FPH to the HS Parties (provided the HS Parties are diligently pursuing a cure) and (B) the Outside Date; provided, that FPH shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if FPH is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would cause the failure of a condition set forth in Section 7.1 or Section 7.3.

8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates) other than as set forth in Section 8.3 (if applicable) or as otherwise expressly provided elsewhere in this Agreement; provided, however, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any material breach of this Agreement and (b) the provisions set forth in this Section 8.2, ARTICLE X and the Confidentiality Agreement shall survive the termination of this Agreement.

8.3 Transaction Expenses. If (a) this Agreement is terminated by FPH pursuant to Section 8.1(d) due to a failure by the HS Parties to satisfy the condition set forth in Section 7.2(e) and (b) the HS Parties execute a definitive agreement to sell a majority of the issued and outstanding of Legacy HS or all or substantially all of the assets of Legacy HS within one-hundred and eighty (180) days following such termination of this Agreement, then the HS Parties shall promptly, but in no event later than twenty (20) Business Days after the date such definitive agreement is executed, reimburse FPH for all of the documented out-of-pocket expenses (“Transaction Expenses”) incurred by FPH in connection with this Agreement and the transactions contemplated by this Agreement up to the Reimbursement Cap. If the HS Parties fail to pay the Transaction Expenses due pursuant to this Section 8.3 in accordance with this Section 8.3, the HS Parties shall also pay any reasonable and documented out-of-pocket costs and expenses incurred by FPH in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the HS Parties. Any Transaction Expenses not paid when due pursuant to this Section 8.3 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

ARTICLE IX

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

9.1 Survival.

(a) The Parties, intending to modify the applicable statute of limitations, agree that each representation and warranty of the HS Parties, on one hand, and FPH, on the other hand, as applicable, shall survive until the applicable survival date specified in this Section 9.1.

(i) The HS Parties’ Fundamental Representations set forth in ARTICLE III and the FPH representations set forth in ARTICLE V shall survive the Closing and continue in full force and effect until the earlier of (y) sixty (60) days after the expiration of the applicable statute of limitations and (z) the sixth (6th) anniversary of the Closing Date.

(ii) Each representation and warranty of the HS Parties set forth in ARTICLE IV shall survive for a period eighteen (18) months following the Closing, except that the representations and warranties of the HS Parties set forth in Section 4.8 shall survive until sixty (60) days after the expiration of the applicable statute of limitations; and

(b) The covenants and agreements of the Parties contained in this Agreement that are to be performed prior to the Closing shall survive only until the Closing. The covenants and agreements contained in this Agreement that are to be performed (in whole or in part) after the Closing shall survive the Closing in accordance with their terms until fully performed. The provisions contained in this ARTICLE IX and ARTICLE X shall survive forever. No Claim for indemnification hereunder for breach of any representations, warranties, covenants, agreements and other provisions (other than for intentional Fraud in connection with, arising out of or otherwise related to the express written representations and warranties made herein) may be made after the expiration of the applicable survival period; provided that if a good faith Claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable survival period, the applicable representation, warranty, covenant or agreement (and indemnification obligations with respect thereto) shall continue with respect to such Claim until the final resolution and satisfaction of such Claim in accordance with the provisions of this Agreement, and the Indemnifying Party shall indemnify the Indemnified Party for all Losses incurred in respect of such Claim (subject to any applicable limitations contained in this Agreement), regardless of when such Losses are incurred. No provision of this ARTICLE IX shall apply to or limit any Claim that a Party committed Fraud in making any representation or warranty contained in ARTICLE III, ARTICLE IV or ARTICLE V of this Agreement, which may be brought at any time until lapse of the applicable statute of limitations provided by Delaware Law. The right of a Person to any remedy pursuant to this ARTICLE IX shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation. Except in the case of Fraud, no Person shall be required to show reliance on any representation, warranty, certificate or covenant in order for such Person to be entitled to indemnification, compensation or reimbursement hereunder.

9.2 Indemnification by the HS Parties.

(a) From and after the Closing, the HS Parties, jointly and severally, shall indemnify, defend, reimburse, and hold harmless each of FPH, New Hearthstone and their respective Affiliates, Representatives, successors and permitted assigns, in their capacity as such (collectively, the “FPH Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by or asserted against any FPH Indemnified Party in connection with or arising out of:

(i) the failure of any HS Party representation or warranty to be true and accurate as of the Closing (or, in the case of any representation or warranty that expressly speaks as of a different date, such date);

(ii) the failure of any HS Party or New Hearthstone to fully perform any covenant or obligation of the HS Party or New Hearthstone contained in this Agreement;

(iii) any liability claimed against or borne by New Hearthstone, directly or through any Subsidiary, that accrued prior to Closing, specifically including any of the items identified in Section 9.2(a)(iii) of the HS Disclosure Letter; or

(iv) and Indemnified Taxes.

(b) The HS Parties shall not have any liability pursuant to this ARTICLE IX in respect of any Losses of the type described in Section 9.2(a)(i), (i) unless and until the aggregate amount of such Losses exceeds $200,000.00 (the “Basket Amount”), in which event the HS Parties shall be liable for all such Losses, including the Basket Amount; or (ii) that arise from any individual item, occurrence, circumstance, act or omission unless and until the amount of Losses resulting therefrom exceeds $25,000.00 (the “Per Claim Amount”), nor shall any Losses excluded pursuant to this clause (ii) be taken into account for purposes of determining whether the Basket Amount has been exceeded in respect of Claims made by FPH Indemnified Parties.

(c) Without limiting the other limitations contained herein, the HS Parties’ maximum aggregate liability under Section 9.2(a)(i) shall not exceed the product of (i) 0.15, multiplied by (ii) sum of (A) the HS Purchase Price and (B) the MP Purchase Price; provided, however, that the limitations set forth in this will not apply to (x) Claims for breaches of any Fundamental Representations or (y) Claims based on Fraud. The HS Parties shall not have any liability pursuant to this ARTICLE IX in respect of any Losses exceeding the sum of the HS Purchase Price and the MP Purchase Price other than as a result of Claims based on Fraud.

9.3 Indemnification by FPH.

(a) From and after the Closing, FPH shall indemnify, defend, reimburse and hold harmless the HS Parties and their Affiliates and their respective successors and permitted assigns, in their capacity as such (collectively, the “HS Indemnified Parties”), for, from and against all Losses imposed on, incurred, suffered or asserted in connection with or arising out of:

(i) the failure of any FPH representation or warranty to be true and accurate as of the Closing (or, in the case of any representation or warranty that expressly speaks as of a different date, such date); or

(ii) the failure of FPH to fully perform any covenant or obligation of FPH contained in this Agreement.

(b) FPH shall not have any liability pursuant to this ARTICLE IX in respect of any Losses of the type described in Section 9.3(a)(i) unless and until the aggregate amount of such Losses exceeds the Basket Amount, in which event FPH shall be liable for all such Losses, including the Basket Amount (i.e., back to dollar one); or (ii) that arise from any individual item, occurrence, circumstance, act or omission unless and until the amount of Losses resulting therefrom exceeds the Per Claim Amount, nor shall any Losses excluded pursuant to this clause (ii) be taken into account for purposes of determining whether the Basket Amount has been exceeded in respect of Claims made by the HS Indemnified Parties.

9.4 Indemnification Procedures.

(a) In order for an FPH Indemnified Party or an HS Indemnified Party (any of them, an “Indemnified Party”) to duly make a valid Claim with respect to any of the occurrences specified in Section 9.2 or Section 9.3, the Indemnified Party must (promptly, but in no event more than ten (10) Business Days following the first date following the Closing Date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such an occurrence is likely to have occurred) provide written notice to Principal (for Claims made by FPH Indemnified Parties) or to FPH (for Claims made by HS Indemnified Parties) (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 9.2 or Section 9.3 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use reasonable best efforts to avoid production of Confidential Information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

(b) In the event the Claim Notice results from any Action asserted or threatened against the Indemnified Party by a third party (a “Third Party Claim”):

(i) The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than the tenth (10th) Business Day following the Indemnified Party’s receipt of the Third Party Claim, and in any event not later than the tenth (10th) Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other Proceeding; provided that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure has a material prejudicial effect on the defense or resolution of the Third Party Claim.

(ii) During the period ending on the earlier of the thirtieth (30th) calendar day following the Indemnifying Party’s receipt of the Claim Notice and the fifth (5th) calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other Proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of its election to assume and control the defense of the Third Party Claim, unless the Claim Notice states that the Indemnified Party has determined in good faith that (i) the Third Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party (other than injunctive, equitable or non-monetary relief that is incidental to monetary damages as the primary relief sought), (ii) the Third Party Claim arises in connection with any criminal matter, or (iii) there is a reasonable probability that the Third Party Claim may adversely affect the Indemnified Party or its Affiliates other than as a result of monetary damages. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense or settlement of such Claim or demand, at its sole cost and expense.

(A)

In the event that the Indemnifying Party duly and timely makes such election, such election shall constitute the Indemnifying Party’s conclusive acknowledgment that the Indemnified Party is entitled to be indemnified, defended, held harmless and reimbursed in accordance with this ARTICLE IX for, from and against the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party by appropriate Proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose; provided, that, if, in the reasonable opinion of counsel to the Indemnified Party, there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, then the reasonable fees and expenses of one external law firm to the Indemnified Party shall be paid in accordance with Section 9.4(b)(iv)(A); provided, further, that, if (i) the Indemnified Party and Indemnifying Party are both named parties to the Proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts between them or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed diligently to pursue a Third Party Claim it has assumed, as provided in the first sentence of this Section 9.4(b)(ii)(A), the Indemnifying Party shall bear the reasonable and documented out-of-pocket costs and expenses of one additional counsel (in addition to, but only to the extent necessary, one local counsel) which shall represent all Indemnified Party arising out of the same or similar set of circumstances in connection with such defense. If the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall be entitled to settle such

Claims; provided that, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle, compromise or cease to defend such Third Party Claim if such settlement, compromise or cessation would result in (i) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party; (ii) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates; (iii) a finding or admission of a violation of Law by the Indemnified Party or any of its Affiliates; (iv) a finding or admission that would have an adverse effect on other Claims made or threatened against the Indemnified Party or any of its Affiliates; or (v) any non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.

(B)

If the Indemnifying Party does not duly and timely make such election, or after timely making such election, fails to take reasonable steps to defend diligently the Third Party Claim within ten (10) Business Days after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall be entitled but not obligated to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 9.4(b)(ii)(A); provided that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third Party Claim shall not otherwise be affected by such election. Notwithstanding anything in the foregoing to the contrary, the Indemnifying Party shall have no liability with respect to a Third Party Claim settled without its prior written consent (which shall not unreasonably be withheld, conditioned or delayed).

(iii) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third Party Claims. The Person controlling the defense of a Third Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense and shall consider such comments in good faith.

(iv) All reasonable and documented out-of-pocket fees, costs and expenses of attorneys, accountants and other professionals actually incurred or suffered by the Indemnifying Party and the Indemnified Party in connection with investigating and defending, and cooperating in the investigation and defense of, the Third Party Claim (“Third Party Claim Expenses”) shall be paid as follows:

(A)

Any Third Party Claim Expenses actually incurred or suffered by the Indemnified Party (1) prior to or in the absence of the due and timely making of the election described in Section 9.4(b)(ii)(A), (2) under the circumstances described in the proviso to the second sentence of such Section, (3) under the circumstances described in Section 9.4(b)(ii)(B) or (4) in compliance with Section 9.4(b)(iii) shall constitute Losses for which the Indemnified Party shall be entitled to be reimbursed if the Indemnified Party is determined pursuant to a Final Determination to be entitled to be indemnified, held harmless and reimbursed pursuant to this ARTICLE IX in respect of the Third Party Claim.

(B)

Third Party Claim Expenses actually incurred or suffered by the Indemnifying Party shall be reimbursed by the Indemnified Party if the Indemnified Party is determined pursuant to a Final Determination not to be entitled to be indemnified, held harmless and reimbursed pursuant to this ARTICLE IX in respect of the Third Party Claim.

(C)	Third Party Claim Expenses not addressed by Section 9.4(b)(iv)(A) or (B) shall be paid by the Person by which they were incurred.

9.5 Losses and Recoveries.

(a) Limitation on Damages. Notwithstanding anything to the contrary contained in this Agreement, except to the extent awarded by a court of competent jurisdiction to a third party pursuant to a Third Party Claim, no Person shall be liable under this ARTICLE IX for any punitive, special, incidental, exemplary or indirect damages, including lost profits or business interruption damages, regardless of the form of action, whether in contract, tort, strict liability or otherwise, and whether or not such damages were foreseen or unforeseen.

(b) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this ARTICLE IX, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss.

(c) No Circular Recovery. The HS Parties (including any officer or director of Legacy HS) shall not have any right of contribution, indemnification or right of advancement from New Hearthstone or FPH with respect to any Loss claimed by an Indemnified Party. The HS Parties shall not make any claim for monetary damages or indemnification against either FPH or New Hearthstone or any of their respective Subsidiaries with respect to any claim properly brought by an FPH Indemnified Party under this ARTICLE IX.

(d) Effect of Waiver of Condition. No Party’s right to indemnification pursuant to this ARTICLE IX shall be adversely affected by its waiver of a condition to the Closing set forth in ARTICLE VII unless such Party makes clear by the terms of its waiver that it is foreclosing its right to indemnification with respect to all Losses resulting from the facts and circumstances that are the subject of the waiver.

9.6 Payments.

(a) The Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than ten (10) Business Days following any Final Determination of the Claims set forth in the related Claim Notice. If any such amount is not paid when due, the Indemnifying Party shall also pay interest on the unpaid amount at a rate of 18% per annum, compounded monthly, from the date such payment is due until the date of repayment. A “Final Determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

(b) Except as otherwise required by Law, all payments made by an Indemnifying Party to an Indemnified Party in respect of any Claim pursuant to Section 9.2 or 9.3 hereof shall be treated as adjustments to the Adjusted Agreed Value for Tax purposes.

9.7 Exclusive Remedies and No Rights Against Nonparties.

(a) From and after Closing, no Party shall assert against any other Party any Claim, cause of action, right or remedy, or any Action, relating to this Agreement, the Transactions or any document or instrument delivered in connection herewith or therewith, other than (i) Claims pursuant to this ARTICLE IX, (ii) Claims that a Party committed Fraud in making any representation or warranty contained in ARTICLE III or ARTICLE V,,(iii) Claims pursuant to Section 10.4 with respect to covenants to be performed at or following the Closing. Following the Closing, the Claims and remedies specified in clauses (i) through (iii) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other Claims relating to or arising out of this Agreement, the Transactions and any document or instrument delivered in connection herewith or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all other Claims, causes of action and Actions relating thereto.

(b) In addition to Section 9.7(a), this Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, any other Transaction Document or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, shareholder, general or limited partner, member, manager, agent or Affiliate or Representative of another Party (each, a “Nonparty”), any Claim, cause of action, right or remedy, or any Action, relating to this Agreement, any other Transaction Document, the Transactions or any document or instrument delivered in connection herewith or therewith. Each Party hereby waives and discharges any such Claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 9.7(b) are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 9.7(b) and Section 6.13 in connection herewith.

9.8 Specific Performance. The Parties acknowledge and agree that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. The Parties accordingly agree that, in addition to any other rights or remedies it may have at Law or in equity, the other party shall be entitled to (a) enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and (b) injunctive relief against any breach or threatened breach of this Agreement. Neither Party will contest an action by the other Party for injunctive relief or an Order of specific performance on the basis that there is an adequate remedy at Law, or that an award of specific performance is not an appropriate remedy for any reason, at Law or in equity. The Parties agree to not seek and agree to waive any requirement for the securing or posting of a bond in connection with a Party seeking or obtaining any relief pursuant to this Section 9.8.

ARTICLE X

MISCELLANEOUS

10.1 Amendment; Waiver. Any provision of this Agreement may be amended, modified, supplemented or waived only by an instrument in writing duly executed by each Party. Any such amendment, modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Parties, and any such waiver shall be effective only in the specific instance and for the purposes for which given. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as provided in ARTICLE IX.

10.2 Expenses. Except as otherwise expressly provided in this Agreement and the Transaction Documents, whether or not the transactions contemplated by this Agreement and the Transaction Documents are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.

10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

10.4 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial.

(a) This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any Claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of Law to the extent that the application of the Laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction would be required thereby).

(b) Each Party agrees that it shall bring any Action in respect of any Action based upon, arising out of or relating to this Agreement, any other Transaction Document (other than the LLC Agreement, which shall be governed according to the provisions therein) or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided, that if subject matter jurisdiction over the matter that is the subject of the Action is vested exclusively in the United States federal courts, such Action shall be heard in the United States District Court for the District of Delaware (such courts, the “Chosen Courts”) and solely in connection with Actions arising under or relating to this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) unless otherwise required by applicable Law (e.g., due to the Chosen Court not having the requisite jurisdiction), agrees that all Claims with respect to any such Action or Proceeding shall be heard and determined in the Chosen Courts and agrees not to commence any Action or Proceeding relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or other theory) except in the Chosen Courts.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS AND THE TRANSACTIONS CONTEMPLATED BY ANY ANCILLARY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.4(c).

10.5 Notices. All notices, requests, instructions and other communications hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email, as provided in this Section 10.5; provided that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the other methods described herein:

To FPH:

Five Point Holdings, LLC

2000 Five Point, 4th Floor

Irvine, California 92618

Telephone: (949) 349-1013

Email: Mike.Alvarado@fivepoint.com

Attn: Mike Alvarado, COO and CLO

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Joseph C. Shenker and Benjamin R. Weber

Email: shenkers@sullcrom.com and

weberb@sullcrom.com

To the HS Parties or New Hearthstone (prior to the Closing):

Hearthstone, Inc.

23975 Park Sorrento, Suite 220

Calabasas, CA 91302

Telephone: (818) 385-3697

Email: sporath@hearthstone.com

Attn: Steven Porath

with a copy to

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention: Christopher C. Frieden

Email: chris.frieden@alston.com

To the HS Parties or New Hearthstone (after the Closing):

Hearthstone Residential Holdings, LLC

23975 Park Sorrento, Suite 220

Calabasas, CA 91302

Telephone: (818) 385-3697

Email: sporath@hearthstone.com

Attn: Steven Porath

with a copy to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention: Christopher C. Frieden

Email: chris.frieden@alston.com

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

10.6 Entire Agreement. This Agreement (including any exhibits or schedules hereto) and the Transaction Documents contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

10.7 No Third-Party Beneficiaries. Except as provided in Section 9.7, there shall be no third-party beneficiaries of this Agreement, any Transaction Document or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the Parties hereto and thereto any Claim, cause of Action, right or remedy.

10.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.9 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email. A reference to any Person includes such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns (provided, however, that this sentence is not intended to authorize any assignment or transfer not otherwise permitted by this Agreement). A reference to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(c) Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith, provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date (including the Execution Date, the Closing Date or the Closing), references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e) Each representation, warranty, covenant and condition herein shall be given full, separate and independent effect. The provisions hereof are cumulative. A more specific provision shall limit the applicability of any other, more general, provision.

(f) The Parties drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(g) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

(h) Legacy HS or FPH have or may have set forth information in the HS Disclosure Letter or the FPH Disclosure Letter, as applicable, in a Section of such HS Disclosure Letter or FPH Disclosure Letter, as applicable, that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in any section or subsection of the HS Disclosure Letter or the FPH Disclosure Letter, as applicable, shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is apparent based on a plain reading of such disclosure.

10.10 Conflicts Waiver; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest. The HS Parties acknowledge that Sullivan & Cromwell LLP (“FPH Counsel”) has represented, and continues to represent, FPH in connection with the negotiation, execution and consummation of this Agreement and the Transactions. The HS Parties further acknowledge and agree that, following the Closing, FPH Counsel may also represent New Hearthstone in future transactions, if so approved by New Hearthstone. Each HS Party hereby waives all potential conflicts of interest that might result from FPH Counsel’s representation of FPH hereunder to the extent relevant to FPH Counsel’s representation of New Hearthstone on future matters, if any, for which FPH Counsel is retained as counsel by New Hearthstone. FPH acknowledges that Alston & Bird LLP (“HS Counsel”) has represented, and continues to represent, the HS Parties in connection with the negotiation, execution and consummation of this Agreement and the Transactions. FPH further acknowledges and agrees that, following the Closing, HS Counsel may also represent Principal or Legacy HS and its Affiliates in future transactions. FPH hereby waives all potential conflicts of interest that might result from HS Counsel’s representation of Principal or Legacy HS and its Affiliates to the extent relevant to HS Counsel’s representation of Principal or Legacy HS and its Affiliates on future matters, if any. FPH further agrees, on behalf of itself, and, after the Closing, on behalf of New Hearthstone and its Subsidiaries, that all privileged communications in any form or format whatsoever between or among HS Counsel and any HS Party or its Affiliates that relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Privileged Communications”) shall be deemed to be retained and owned by the applicable HS Party and shall not pass to (by operation of law or otherwise) or be claimed by FPH, New Hearthstone or any of its Subsidiaries. All Privileged Communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the applicable HS Party, shall be controlled by such HS Party on behalf of its direct and indirect equity holders and shall not pass to or be claimed by FPH, New Hearthstone or any of its Subsidiaries.

(b) The Parties hereby acknowledge that they have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than FPH Counsel or HS Counsel, as applicable. This Section 10.10 shall be irrevocable, and no term of this Section 10.10 may be amended, waived or modified, without the prior written consent of FPH and FPH Counsel.

10.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No HS Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of FPH, and FPH may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Principal (provided, however, that such consent will not be required for any assignment or delegation made by FPH to any Affiliate of FPH).

10.12 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, or any Party under any of the Transaction Documents, which obligation is performed, satisfied or fulfilled completely by an Affiliate or Subsidiary of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

LEGACY HS:

HEARTHSTONE, INC., a California corporation.

By:	/s/ Mark Porath
	Name:	Mark Porath
	Title:	Chief Executive Officer

PRINCIPAL:

/s/ Mark Porath
Mark Porath

NEW HEARTHSTONE:

HEARTHSTONE RESIDENTIAL HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Mark Porath
	Name:	Mark Porath
	Title:	Chief Executive Officer

PORATH TRUSTS:

MARK PORATH 2024 IRREVOCABLE GIFT TRUST, a California trust

By:	/s/ Mark Porath
	Name:	Mark Porath
	Title:	Trustee

By:	/s/ Jake Porath
	Name:	Jake Porath
	Title:	Special Administrative Trustee

LYNN PORATH 2024 IRREVOCABLE GIFT TRUST, a California trust

By:	/s/ Lynn Porath
	Name:	Lynn Porath
	Title:	Trustee

By:	/s/ Jake Porath
	Name:	Jake Porath
	Title:	Special Administrative Trustee

JAKE PORATH 2024 IRREVOCABLE GIFT TRUST, a California trust

By:	/s/ Jake Porath
	Name:	Jake Porath
	Title:	Trustee

ALEXANDRA PORATH 2024 IRREVOCABLE GIFT TRUST, a California trust

By:	/s/ Alexandra Porath
	Name:	Alexandra Porath
	Title:	Trustee

MARK AND LYNN PORATH 2000 TRUST, a California trust

By:	/s/ Lynn Porath
	Name:	Lynn Porath
	Title:	Trustee

By:	/s/ Mark Porath
	Name:	Mark Porath
	Title:	Trustee

FPH:

FIVE POINT HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Daniel Hedigan
	Name:	Daniel Hedigan
	Title:	President and Chief Executive Officer

[End of Signatures.]

Execution Version

Annex 1

Pre-Closing Capitalization

Name	Class A Units	Class B Units	Percentage Interest (Class A Units)
Legacy HS	66,000	12,500	88.00%
MP Revocable Trust	9,000	0	12.00%

Total	75,000	12,500	100%

Closing Capitalization

Name	Class A Units	Class B Units	Percentage Interest (Class A Units)
FPH	56,250	0	75%
Legacy HS	18,660	12,500	24.88%
MP Revocable Trust	90	0	0.12%

Total	75,000	12,500	100%

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